                                                                  EXHIBIT 10.23



                            ASSET PURCHASE AGREEMENT

                               dated July 22, 2002

                                 By and Between

                           CARAUSTAR INDUSTRIES, INC.

                                       and

                      JEFFERSON SMURFIT CORPORATION (U.S.)

                                TABLE OF CONTENTS

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                                                      ARTICLE I

                                                     DEFINITIONS

1.01     Previously Defined Terms................................................................................     6
1.02     General Definitions.....................................................................................     6
1.03     Interpretation..........................................................................................    17

                                                      ARTICLE II

                                          [THIS ARTICLE INTENTIONALLY OMITTED]

                                                      ARTICLE III

                           PURCHASE AND SALE, PURCHASE PRICE, ALLOCATION AND OTHER RELATED MATTERS

3.01     Purchase and Sale.......................................................................................    17
3.02     Consideration...........................................................................................    17
3.03     Closing Payment.........................................................................................    18
3.04     Closing Balance Sheet...................................................................................    18
3.05     Purchase Price Settlement...............................................................................    19
3.06     Assumed Liabilities.....................................................................................    19
3.07     Sales and Transfer Taxes................................................................................    21
3.08     Proration...............................................................................................    21

                                                      ARTICLE IV

                                             CLOSING AND CLOSING DATE DELIVERIES

4.01     Closing.................................................................................................    22
4.02     Closing Deliveries by Seller............................................................................    22
4.03     Closing Deliveries by Purchaser.........................................................................    24
4.04     Cooperation.............................................................................................    25

                                                       ARTICLE V

                                                 PRE-CLOSING FILINGS

5.01     HSR Act Filing..........................................................................................    26
5.02     Government Filings......................................................................................    26
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                                       i
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                                                     ARTICLE VI

                                                PRE-CLOSING COVENANTS

6.01     Seller Cooperation......................................................................................    27
6.02     Pending Closing.........................................................................................    28
6.03     Consents................................................................................................    30
6.04     Efforts to Satisfy Closing..............................................................................    30
6.05     Surveys.................................................................................................    30
6.06     Evidence of Zoning......................................................................................    31
6.07     Plans and Specifications................................................................................    31
6.08     Lien Searches...........................................................................................    31
6.09     Title Issues............................................................................................    32

                                                     ARTICLE VII

                           FINANCIAL STATEMENTS; OTHER PRIOR DELIVERIES AND PRE-CLOSING DELIVERIES

7.01     Pre-Signing Deliveries..................................................................................    32

                                                     ARTICLE VIII

                                     WARRANTIES AND REPRESENTATIONS OF THE SELLER

8.01     Due Incorporation.......................................................................................    33
8.02     Authority...............................................................................................    33
8.03     No Violations and Consents..............................................................................    34
8.04     Brokers.................................................................................................    34
8.05     Required Assets.........................................................................................    35
8.06     Contracts...............................................................................................    35
8.07     Financial Statements and Related Matters................................................................    36
8.08     [Reserved]..............................................................................................    37
8.09     Properties and Title Thereto............................................................................    37
8.10     Title to Tangible Assets................................................................................    37
8.11     Intellectual Property...................................................................................    38
8.12     Litigation..............................................................................................    39
8.13     Compliance With Laws....................................................................................    39
8.14     Labor Matters...........................................................................................    40
8.15     Employee Benefit Matters................................................................................    41
8.16     Taxes...................................................................................................    41
8.17     Licenses and Permits....................................................................................    42
8.18     Environmental Compliance................................................................................    42
8.19     Properties..............................................................................................    45
8.20     Assets..................................................................................................    47
8.21     Customers and Suppliers.................................................................................    48
8.22     Transactions With Affiliates............................................................................    48
8.23     No Material Adverse Change..............................................................................    49
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                                       ii

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                                                     ARTICLE IX

                                    WARRANTIES AND REPRESENTATIONS OF THE PURCHASER

9.01     Due Incorporation.......................................................................................    50
9.02     Authority...............................................................................................    50
9.03     No Violations...........................................................................................    50
9.04     Brokers.................................................................................................    51
9.05     Litigation..............................................................................................    51

                                                       ARTICLE X

                                     CONDITIONS TO CLOSING APPLICABLE TO PURCHASER

10.01    No Termination..........................................................................................    51
10.02    Bring-Down of Seller Warranties.........................................................................    51
10.03    No Material Adverse Change..............................................................................    52
10.04    Pending Actions.........................................................................................    52
10.05    Consents and Approvals..................................................................................    52
10.06    HSR Act.................................................................................................    52
10.07    Liens...................................................................................................    52
10.08    Surveys, Title Insurance and Zoning.....................................................................    53
10.09    All Necessary Documents.................................................................................    54

                                                       ARTICLE XI

                                      CONDITIONS TO CLOSING APPLICABLE TO SELLER

11.01    No Termination..........................................................................................    54
11.02    Bring-Down of Purchaser Warranties......................................................................    54
11.03    Pending Actions.........................................................................................    55
11.04    HSR Act.................................................................................................    55
11.05    All Necessary Documents.................................................................................    55

                                                     ARTICLE XII

                                                     TERMINATION

12.01    Termination.............................................................................................    55
12.02    No Limitation on Remedies...............................................................................    56

                                                     ARTICLE XIII

                                                    INDEMNIFICATION

13.01    Seller Indemnification..................................................................................    56
13.02    Limitation..............................................................................................    57
13.03    Purchaser Indemnification...............................................................................    63
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                                      iii
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13.04    Indemnification Notice..................................................................................    64
13.05    Indemnification Procedure...............................................................................    64
13.06    Effect of Indemnity Payments............................................................................    69
13.07    Other Agreements........................................................................................    69

                                                       ARTICLE XIV

                                                     CONFIDENTIALITY

14.01    Confidentiality of Materials............................................................................    70
14.02    Remedy..................................................................................................    71

                                                       ARTICLE XV

                                                     EMPLOYEE MATTERS

15.01    Obligation to Offer Employment..........................................................................    71
15.02    Seller's Reliance.......................................................................................    72
15.03    Health Care.............................................................................................    72
15.04    Past Service and Vacations..............................................................................    73
15.05    Participation in Purchaser's Plans......................................................................    73
15.06    Welfare Plans...........................................................................................    74
15.07    No Third Party Beneficiaries............................................................................    74
15.08    401(k) Plan Rollovers...................................................................................    74

                                                         ARTICLE XVI

                                                 CERTAIN OTHER UNDERSTANDINGS

16.01    Post Closing Access to Records and Records Retention....................................................    74
16.03    Consents Not Obtained at Closing........................................................................    75
16.04    Bulk Sale Waiver and Indemnity..........................................................................    76
16.05    Removal of Trademarks, Etc..............................................................................    76
16.06    Remittance of Collections...............................................................................    76

                                                       ARTICLE XVII

                                                       MISCELLANEOUS

17.01    Cost and Expenses.......................................................................................    76
17.02    Entire Agreement........................................................................................    77
17.03    Counterparts............................................................................................    77
17.04    Assignment, Successors and Assigns......................................................................    77
17.05    Savings Clause..........................................................................................    78
17.06    Headings................................................................................................    78
17.07    Risk of Loss............................................................................................    78
17.08    Governing Law...........................................................................................    78
17.09    Press Releases..........................................................................................    78
17.10    U.S. Dollars............................................................................................    79
17.11    Survival................................................................................................    79
17.12    Notices.................................................................................................    79
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                                       iv

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement made and entered into this 22 day of July, 2002 (this "Agreement") by and between Jefferson Smurfit Corporation (U.S.), a Delaware corporation ("Seller"), and Caraustar Industries, Inc., a North Carolina corporation ("Purchaser").

                                    RECITALS:

         A. Seller owns and operates 17 papertube plants, three uncoated recycled paperboard mills, and three partition manufacturing plants as set forth on Exhibit A hereto (the "Facilities"). The business of the Seller conducted at the Facilities is referred to in this Agreement as the "Business."

         B. Seller desires to sell the Business and certain assets and properties relating to the Business hereinafter described as Purchased Assets and Purchaser desires to acquire the Business and the Purchased Assets, on the terms and subject to the conditions hereinafter set forth.

         Now, Therefore, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.01 Previously Defined Terms. Each term defined in the first paragraph and Recitals shall have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

         1.02 General Definitions. In addition to the terms defined in the first paragraph and Recitals, whenever used herein, the following terms shall have the meanings set forth below unless otherwise expressly provided or unless the context clearly requires otherwise:

         "Affiliate" shall mean a Person which, directly or indirectly is controlled by, controls, or is under common control with another Person. As used in the preceding sentence, "control" shall mean and include, but not necessarily be limited to, (i) the ownership of more than 50% of the voting securities or other voting interest of any Person, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Assumed Liabilities" - See Section 3.06(a).

         "Audited Financial Statements" - See Section 7.01.

         "Balance Sheet" - See Section 7.01.

         "Balance Sheet Date" - See Section 7.01.

         "Business" - See Recital A.

         "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Missouri or Georgia are generally closed for business.

         "Closing" - See Section 4.01.

         "Closing Balance Sheet" - See Section 3.04.

         "Closing Date" - See Section 4.01.

         "Closing Payment" - See Section 3.03(a).

         "COBRA" - See Section 15.03.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Contract" means any agreement, contract, obligation, commitment, promise or undertaking (whether oral or written), including but not limited to contracts, agreements, indentures, deeds of trust, leases and notes, which relates to the Business and to which the Seller is a party or beneficiary or pursuant to which any Purchased Asset is subject.

         "Current Assets" shall mean the types of assets described as current assets on the Pro Forma Balance Sheet.

         "Current Liabilities" shall mean the types of liabilities described as current liabilities on the Pro Forma Balance Sheet.

         "Date of the Notice of Claim" - See Section 13.05(c).

         "Disclosure Schedule" shall mean the letter dated even date herewith delivered to Purchaser from the Seller pursuant to Section 7.01(d) of this Agreement simultaneously with the execution and delivery of this Agreement.

         "DOJ" shall mean the United States Department of Justice.

         "Employee Plans" - See Section 8.15.

         "Environmental Laws" shall mean any applicable Law in force and effect as of the Closing Date relating to: (a) releases or threatened releases of Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (c) the current use, occupancy or operation of the Purchased Assets and the Business, as the same pertain to the environment; or (d) otherwise relating to pollution of the environment or the protection of human health.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "Excluded Receivables" means, as of any date, all trade accounts receivable that arise or are generated prior to such date which (i) have been, are or would be sold or otherwise transferred to Jefferson Smurfit Finance Corporation in the ordinary course of business consistent with Seller's past practices, or (ii) are due from "exchange partners" with respect to certain payment-in-kind transactions, excluding in each case for the determination on the Closing Date any receivables reflected on the Closing Balance Sheet.

         "Facilities" - See Recital A.

         "Financial Statements" shall mean, collectively, the Audited Financial Statements and the Unaudited Financial Statements.

         "FTC" shall mean the Federal Trade Commission.

         "GAAP" means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, applied on a consistent basis.

         "Governmental Authority" shall mean the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Pension Benefit Guaranty Corporation and other quasi-governmental entities established to perform such functions.

         "Greif Bros. Agreement" - See Section 4.02(g).

         "Hazardous Substances" shall mean any pollutant, toxic substance, hazardous waste, hazardous substance, polychlorinated biphenyls ("PCBs"), oil or petroleum products as defined in or pursuant to Environmental Laws.

         "Hourly Employees" - See Section 15.01.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Improvements" - See Section 8.19(a). "Indemnified Party" - See Section 13.04.

         "Indemnified Party" - See Section 13.04.

         "Indemnifying Party" - See Section 13.04.

         "Information" - See Section 14.01.

         "Intellectual Property" - See definition of "Purchased Assets."

         "Inventory" - See definition of "Purchased Assets."

         "IRS" shall mean the Internal Revenue Service.

         "Knowledge" means the actual or constructive knowledge of (i) any member of the board of directors of the Seller, (ii) any executive officer of the Seller, or (iii) any management employee employed at any of the Facilities. As used in this definition, the constructive knowledge of an individual means the knowledge such individual should have in the reasonable exercise of his or her duties with the Seller and includes information available in the books, records and files of the Seller to which such individual has reasonable access and with respect to which such individual would reasonably be expected to be familiar.

         "Law" shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

         "Lien" shall mean any mortgage, lien (except for any lien for taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, right of way, restrictions, servitude, encroachment or encumbrance or other charges or rights of others of any kind or nature.

         "Material Adverse Effect" shall mean any change in, or effect on, the Business as currently conducted by Seller that is or is reasonably likely to be materially adverse to the results of operations or financial condition of the Business or to the Purchased Assets, taken as a whole, after giving effect to this Agreement other than effects caused by (i) changes resulting from conditions affecting the industry the Business is in generally, or (ii) conditions or effects resulting from the announcement of the transactions contemplated by this Agreement.

         "Material Contracts" - See Section 8.06(a).

         "Net Current Assets" shall mean the difference between the Current Assets minus the Current Liabilities.

         "Non-Assumed Liabilities" - See Section 3.06(b).

         "Non-Union Employees" - See Section 15.01.

         "Notice of Claim" - See Section 13.04.

         "Permit" - See Section 8.17.

         "Permitted Exceptions" shall mean with respect to the Properties, the following:

         (a)      liens or encumbrances relating to the Assumed Liabilities;

         (b) all liens for Taxes, assessments, both general and special, and other governmental charges which are not due and payable as of the Closing Date;

         (c) unviolated building codes and zoning ordinances and other Laws heretofore, now or hereafter enacted, made or issued by any Governmental Authority affecting the Properties, that do not, individually or in the aggregate, render title to any of the Properties unmarketable and or materially impair the use or value of any of the Properties as presently utilized;

         (d) all easements, rights-of-way, covenants, conditions, restrictions, reservations, licenses, agreements, and other similar matters of record in the appropriate governmental offices and granted in the usual course of business that do not, individually or in the aggregate, render title to any of the Properties unmarketable or materially impair the use or value of any of the Properties as presently utilized;

         (e) all encroachments, overlaps, boundary line disputes, shortages in area, drainage and other easements, cemeteries and burial grounds and other similar matters not of record which would be disclosed by an accurate survey or inspection of the Properties that do not, individually or in the aggregate, render title to any of the Properties unmarketable or materially impair the use or value of any of the Properties as presently utilized;

         (f) all electric, telephone, gas, sanitary sewer, storm sewer, water and other utility lines, pipelines, service lines and facilities of any nature now located on, over or under the Properties, and all licenses, easements, rights-of-way and other similar agreements relating thereto granted in the ordinary course of business that do not, individually or in the aggregate, render title to any of the Properties unmarketable or materially impair the use or value of any of the Properties as presently utilized;

         (g) all existing public and private roads and streets (whether dedicated or undedicated), and all railroad lines and rights-of-way affecting the Properties that do not, individually or in the aggregate, render title to any of the Properties unmarketable or materially impair the use or value of any of the Properties as presently utilized;

         (h) all rights with respect to the ownership, mining, extraction and removal of minerals of whatever kind and character (including, all coal, iron ore, oil, gas, sulfur, methane gas in coal seams, limestone and other minerals, metals and ores) which have been granted, leased, excerpted or reserved prior to the date hereof that do not, individually or in the aggregate, render title to any of the Properties unmarketable or materially impair the use or value of the Properties as presently utilized; and

         (i) inchoate mechanic's and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carrier's liens arising in the ordinary course of business.

         "Person" shall mean any natural person, corporation (including any limited liability company), partnership, joint venture, trust, association or unincorporated entity of any kind.

         "Pro Forma Balance Sheet" - See Section 7.01(c).

         "Properties" - See clause (v) of definition of Purchased Assets.

         "Purchase Price" - See Section 3.02.

         "Purchased Assets" shall mean all the business, properties, assets, goodwill and rights of Seller of whatever kind and nature, located on any of the Properties or used, held for use or intended to be used primarily in the operation or conduct of the Business, except for the Retained Assets, including the following:

                  (i) the accounts, notes, contract or other receivables of Seller related to or arising out of the operation of the Business, but excluding in any event the Excluded Receivables as of the Closing Date;

                  (ii) the deposits and advances, prepaid expenses and other prepaid items of Seller related to or arising out of the operation of the Business;

                  (iii) the inventories of Seller, including all such inventories of raw materials, work-in-progress and finished goods located on the Properties or used, held for use or intended to be used primarily in the operation or conduct of the Business ("Inventory");

                  (iv) the tangible assets, machinery, equipment, tools, dies, molds, spare parts, vehicles, transportation equipment, furniture and office equipment, construction-in-progress, computer hardware and computer software of Seller located on the Properties or used, held for use or intended to be used primarily in the operation or conduct of the Business;

                  (v) the Seller's rights, title and interest (A) in and to the real properties described in Section 8.09(a) of the Disclosure Schedule ("Real Property") together with all buildings, other improvements, fixtures and appurtenances, and all other rights and privileges thereunto belonging or appertaining, and (B) under the leased real property described in Section 8.09(b) of the Disclosure Schedule (together with the Real Property, the "Properties" and each, a "Property");

                  (vi) the Seller's right, title and interest in, to or under the Contracts;

                  (vii) the Seller's right, title and interest in and to the intellectual property located on the Properties or used, held for use or intended to be used primarily in the operation or conduct of the Business including: (A) trade names, trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications; (B) copyrights, copyright registrations, copyright applications; (C) patent rights (including issued patents, applications, divisions, continuations and continuations-in-part, reissues, patents of addition, utility models and inventors' certificates); (D) licenses with respect to any of the foregoing; (E) trade secrets, proprietary manufacturing information and inventions, drawings and designs; and (F) customer and vendor lists and the goodwill associated with any of the foregoing (collectively, the "Intellectual Property");

                  (viii) any permits and licenses of the Seller relating primarily to the Business or to any of the Facilities to the extent any of the same are transferable or assignable to the Purchaser;

                  (ix) all of the Seller's files, papers, documents and records relating primarily to the Business, including credit, sales and accounting records, price sheets, catalogues and sales literature, books, processes, formulae, manufacturing data, advertising material, stationery, office supplies, forms, catalogues, manuals, correspondence, production records, employment records and any other information reduced to writing relating to the Business of the Seller; and

                  (x)      the Business as a going concern.

         "Real Property" - See clause (v) of the definition of Purchased Assets.

         "Retained Assets" shall mean the following described assets, rights and properties of Seller:

                  (i) all cash and cash equivalents including bank overdrafts;

                  (ii) the Excluded Receivables and any non-trade accounts receivable or inter-company obligations owed to Seller by any Affiliate of Seller;

                  (iii) all insurance policies of Seller or acquired or assumed by Seller prior to the Closing Date pertaining to the Business and all rights of Seller of every nature and description under or arising out of such insurance policies;

                  (iv) all rights to use the name "Jefferson Smurfit," "Smurfit-Stone" and all derivatives thereof and the Seller's logo;

                  (v) claims for refunds of Taxes paid by Seller arising prior to the Closing Date;

                  (vi) all past, present and future claims, causes of action, chooses in action, rights of recovery and rights of set-off of any kind, except to the extent, but only to the extent, such claims or causes of action offset the liabilities assumed by Purchaser pursuant to this Agreement or the Assumption Agreement;

                  (vii) any rights, interest or assets not included in the Purchased Assets;

                  (viii) the assets, properties, rights and interests of the Business listed in Section 1.02 of the Disclosure Schedule;

                  (ix) all rights of Seller under this Agreement and the agreements and instruments delivered to Seller by Purchaser pursuant to this Agreement; and

                  (x) the Seller's corporate seal, minute books and stock record books, the general ledgers and books of original entry, all income Tax returns and other income Tax records, reports, data, files and documents.

         "Seller IRB" means the City of Beardstown, Illinois Industrial Development Revenue Bonds (Jefferson Smurfit Project Series 1996) issued for the benefit of the Seller on October 4, 1996 with respect to the Facility located in Beardstown, Illinois under the Indenture of Trust, dated October 1, 1996, between the City of Beardstown, Cass County, Illinois and UMB Bank of St. Louis, N.A., in the initial principal amount of $2,000,000.

         "Supply Agreements" - See Section 4.02(e).

         "Taxes" shall mean all taxes, charges, fees, duties (including custom duties), levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, license, payroll, environmental, capital stock, disability, severance, employee's income withholding, other withholding unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

         "Threshold" - See Section 13.02(b).

         "Transferring Employees" - See Section 15.01.

         "Transition Services Agreement" - See Section 4.02(f).

         "Unaudited Financial Statements" - See Section 7.01.

         1.03 Interpretation. Unless the context of this Agreement otherwise requires, (a) words of any gender shall be deemed to include each other gender,
(b) words using the singular or plural number shall also include the plural or singular number, respectively, (c) references to "hereof," "herein," "hereby" and similar terms shall refer to this entire Agreement, and (d) "including" and "include" shall mean without limitation.

                                   ARTICLE II

                      [THIS ARTICLE INTENTIONALLY OMITTED]

                                  ARTICLE III

                       PURCHASE AND SALE, PURCHASE PRICE,
                      ALLOCATION AND OTHER RELATED MATTERS

         3.01 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date, the Seller shall sell, assign, convey, transfer and deliver to Purchaser and Purchaser shall acquire from Seller the Purchased Assets, free and clear of all Liens (other than Permitted Exceptions).

         3.02     Consideration.

         (a) The purchase price (the "Purchase Price") payable by Purchaser for the Purchased Assets shall be $90,000,000 (i) (x) plus the amount, if any, by which the Net Current Assets as reflected on the Closing Balance Sheet are greater than the Net Current Assets reflected on the Pro Forma Balance Sheet, or (y) minus the amount, if any, by which the Net Current Assets as reflected on the Closing Balance Sheet are less than the Net Current Assets reflected on the Pro Forma Balance Sheet; (ii) minus the outstanding amount of principal and interest owing on the Seller IRB as of the Closing Date (to the extent not reflected in the determination of Net Current Assets) (which principal amount the parties agree is $1,745,000 as of the date hereof) and (iii) minus the value of the Excluded Receivables as of December 31, 2001 (which amount the parties agree is $10,157,000).

         (b) At the Closing on the Closing Date Purchaser shall assume the obligations and liabilities of Seller relating to the Business which are to be assumed by Purchaser pursuant to Section 3.06(a) hereof.

         3.03     Closing Payment.

         (a) At the Closing on the Closing Date, Purchaser shall pay to Seller an amount equal to $90,000,000 minus the adjustments set forth in clauses
(ii) and (iii) of Section 3.02(a) ("Closing Payment").

         (b) The Closing Payment shall be paid by wire transfer of immediately available federal funds for credit to the Seller to a bank account or accounts designated by Seller in writing prior to Closing.

         3.04 Closing Balance Sheet. Promptly after the Closing, the Seller shall prepare and deliver to Purchaser within forty-five (45) days after the Closing Date (i) an audited balance sheet of the Business as of the Closing Date, setting forth the Purchased Assets and Assumed Liabilities as of such date, which shall be prepared in accordance with GAAP and in a manner consistent with the preparation of the Pro Forma Balance Sheet provided that the Closing

Balance Sheet shall contain no reserves for Taxes or breaches of warranties for the Seller ("Closing Balance Sheet"); and (ii) a calculation of the Net Current Assets as reflected on the Closing Balance Sheet. Purchaser shall reimburse Seller for one-half of the reasonable fees charged by Seller's accountants for the preparation of the Closing Balance Sheet.

         3.05     Purchase Price Settlement.

         (a) In the event the Net Current Assets as reflected on the Closing Balance Sheet is greater than the Net Current Assets as reflected on the Pro Forma Balance Sheet then Purchaser shall pay to the Seller within ten (10) Business Days after Purchaser's receipt of the Closing Balance Sheet an amount equal to such excess. In the event the Net Current Assets as reflected on the Pro Forma Balance Sheet is greater than the Net Current Assets as reflected on the Closing Balance Sheet then Seller shall pay to Purchaser within ten (10) Business Days after delivery of the Closing Balance Sheet an amount equal to such excess.

         (b) Any payment required pursuant to this Section 3.05 shall be by certified check or cashier's check, or, at the option of the recipient of the payment, by the transfer of immediately available federal funds for credit to the recipient, at a bank account designated by such recipient in writing.

         3.06     Assumed Liabilities.

         (a) As additional consideration for the purchase of the Purchased Assets, the Purchaser shall, at the Closing on the Closing Date, assume, agree to perform, and in due course pay and discharge, the following debts, obligations and liabilities of the Seller relating to the Business (collectively, the "Assumed Liabilities"):

                  (i) any current liabilities of the Seller incurred in the ordinary course of business to the extent such liabilities are set forth on the face of the Closing Balance

         Sheet (rather than in any notes thereto) and are of the type of the current liabilities shown on the face of the Pro Forma Balance Sheet (rather than in any notes thereto);

                  (ii) obligations of the Seller under those Contracts included in the Purchased Assets that arise after the Closing, except to the extent that any such obligations arise out of a breach or default by the Seller thereunder prior to the Closing; and

                  (iii)    the obligations of Seller under the Seller IRB.

         (b) All liabilities of the Seller of any nature whatsoever, whether accrued or unaccrued, known or unknown, fixed or contingent, that are not Assumed Liabilities are "Non-Assumed Liabilities." Except to the extent expressly included in the definition of "Assumed Liabilities," the Non-Assumed Liabilities include all liabilities of the Seller: (i) relating to Taxes, (ii) relating to any breach or alleged breach of contract, default, breach or alleged breach of warranty by the Seller (including any warranty claims with respect to products manufactured or sold by the Seller prior to the Closing Date), tort, derelict, infringement, or violation or alleged violation of Law by the Seller, including violations of ERISA or any other Law applicable to any employee benefit plan of the Seller including the Employee Plans (iii) relating to Hazardous Substances or arising under Environmental Laws and specifically relating to any matter set forth on Section 3.06 of the Disclosure Schedule;
(iv) arising from or relating to Seller's termination of, or any employment-related claim asserted by, an employee of the Seller, including claims for wrongful or illegal termination, severance pay, accrued vacation or sick days (except as specifically set forth above), payments owed to any employee pursuant to any employer-matching provision of any Employee Plan, or other employment-related claims, together with all costs or liabilities associated with any such employees, (v) related to the ownership of the Seller, and (vi) for indebtedness for money borrowed of the Seller. Purchaser shall not assume or become liable for the payment or performance of any Non-Assumed Liability.

         (c) This Section 3.06 is not intended to and shall not benefit any Person other than Seller and Purchaser.

         (d) All of the Non-Assumed Liabilities shall remain and be the debts, obligations and liabilities of the Seller, and Purchaser shall have no liability or responsibility for any of the debts, obligations or liabilities arising therefrom. Seller covenants and agrees with Purchaser that it shall timely perform and discharge the Non-Assumed Liabilities, subject to the terms and conditions of this Agreement.

         3.07 Sales and Transfer Taxes. The Purchaser and the Seller each agree to pay fifty percent (50%) of the cost of any (a) real property transfer or similar Tax imposed under the Laws of the United States, or any state or political subdivision thereof, which arises out of the transfer of the real property which constitutes part of the Purchased Assets; and (b) all other transfer, sales, purchase, use, value added, excise or similar Tax imposed under any Law which arises out of the transfer of any other of the Purchased Assets. The Purchaser agrees to provide the Seller with such resale exemption certificates and manufacturing exemption certificates as the Seller may reasonably request.

         3.08 Proration. The Seller agrees to pay in full on the Closing Date all expenses regarding the Purchased Assets and the Business arising or related to periods ending on the Closing Date to the extent that such expenses are not Assumed Liabilities. The Seller agrees that all expenses, charges, bills, or trade accounts maintained or incurred by the Seller or its agents in connection with the Business or the Purchased Assets or otherwise accrued for the period prior to the Closing Date that are not Assumed Liabilities will be paid by the Seller in full when due.

Without limiting the generality of the foregoing, the following items, to the extent that they are not Assumed Liabilities, will be adjusted as of the Closing Date (or as soon thereafter as is reasonably feasible, and the appropriate party promptly will pay adjustment amounts as necessary to prorate such amounts as of the Closing Date):

         (a) rent and other charges payable under any lease for the calendar month in which the Closing Date occurs;

         (b) municipal Taxes, water and utility charges, sanitary sewer Taxes and unpaid real and personal property Taxes, if any; and

         (c) charges under service, management or other agreements, if any, that remain in effect after the Closing Date and are Contracts assumed by the Purchaser hereunder.

                                   ARTICLE IV

                       CLOSING AND CLOSING DATE DELIVERIES

         4.01 Closing. The term "Closing" as used herein shall refer to the actual conveyance, transfer, assignment and delivery of the Purchased Assets to Purchaser in exchange for the Closing Payment to the Seller pursuant to Section 3.03(a) of this Agreement. The Closing shall take place at such place as may be agreed upon by Seller and Purchaser at 10:00 a.m. local time on the fifth business day following the date upon which all of the conditions precedent set forth in Articles X and XI of this Agreement are satisfied or waived by the appropriate party hereto, subject to Article XII of this Agreement ("Closing Date"), or at such other place and time or on such other date as is mutually agreed to in writing by Seller and Purchaser.

         4.02 Closing Deliveries by Seller. At the Closing on the Closing Date the Seller shall deliver to the Purchaser:

         (a) A special warranty deed for all Real Property owned by the Seller and described in Section 8.09(a) of the Disclosure Schedule;

         (b) All such bills of sale, lease assignments, trademark assignments, copyright assignments, patent assignments, contract assignments and other documents and instruments of sale, assignment, conveyance and transfer, as the Purchaser or its counsel may deem necessary or desirable (including any assignment documents necessary for each Affiliate of Seller that is party to a Material Contract to, prior to closing, assign its interest in such Material Contract to Seller);

         (c) An affidavit certifying that, as of the Closing Date, there are no outstanding unsatisfied judgments, Tax liens or bankruptcies against or involving any of the Properties, and that there are no leases of any kind in respect to any of the Properties and no other unrecorded interests in the Properties of any kind other than Permitted Exceptions;

         (d) For the Properties, a standard title affidavit sufficient in form and content to permit the deletion of any exception for mechanics' and similar liens and the customary standard ALTA general exceptions from the commitment or policy of title insurance for the Properties;

         (e) The supply agreements attached as Exhibits D-1, D-2, D-3, D-4 and D-5 (the "Supply Agreements"), duly executed by the Seller;

         (f) The transition services agreement attached as Exhibit E (the "Transition Services Agreement"), duly executed by the Seller;

         (g) The corrugated medium purchase agreement attached as Exhibit F (the "Greif Bros. Agreement"), duly executed by the Seller;

         (h) A certificate of existence or good standing of the Seller, dated not more than ten (10) Business Days prior to the Closing Date, from the State of Delaware and from each other jurisdiction in which the Seller has qualified, with respect to the Business, to do business;

         (i) A certificate of the Secretary of the Seller, in form and substance satisfactory to the Purchaser, certifying (i) that attached thereto as an exhibit is a true and complete copy of the certificate of incorporation of the Seller and all amendments thereto, certified by the Secretary of State of Delaware as of a date not more than ten (10) Business Days prior to the Closing Date, (ii) that attached thereto as an exhibit is a true and complete copy of the bylaws of the Seller and all amendments thereto, (iii) that attached thereto as exhibits are true and correct copies of minutes or unanimous written consents of the Board of Directors of the Seller and the stockholders of Seller, approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement; and (iv) as to the incumbency and signatures of the officers of the Seller executing this Agreement and the other certificates and agreements being or to be delivered pursuant hereto.

         (j) A certificate, dated the Closing Date, executed by the appropriate officers of the Seller, required by Section 10.02 of this Agreement; and

         (k) Such other documents as the Purchaser or its counsel may reasonably request to carry out the purposes of this Agreement, including, but not limited to, the documents to be delivered pursuant to Article X of this Agreement.

         4.03 Closing Deliveries by Purchaser. At the Closing on the Closing Date the Purchaser shall deliver to the Seller.

         (a) The Closing Payment to be delivered by the Purchaser pursuant to Section 3.03(a) of this Agreement;

         (b) The Supply Agreements duly executed by Purchaser (or its appropriate Affiliates as set forth on Exhibits D-1, D-2, D-3 and D-4);

         (c) The Transition Services Agreement duly executed by Purchaser (or its appropriate Affiliate as set forth on Exhibit E);

         (d) Certified copies of the Purchaser's articles of incorporation and all amendments thereto, certified by the Secretary of State of the State of North Carolina as of date not more than ten Business Day prior to the Closing Date;

         (e) Certified copies of minutes or unanimous written consents of the Board of Directors of the Purchaser approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement;

         (f) A Certificate, dated the Closing Date, executed by the appropriate officer of the Purchaser, required by Section 11.02 of this Agreement;

         (g) An agreement executed by the Purchaser reflecting the assumption of the liabilities set forth in Section 3.06(a) of this Agreement, in the form attached hereto as Exhibit G; and

         (h) Such other documents as the Seller or its counsel may reasonably request to carry out the purposes of this Agreement, including, but not limited to, the documents to be delivered pursuant to Article XI of this Agreement.

         4.04 Cooperation. The Seller and the Purchaser shall, on request, on and after the Closing Date, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

                                   ARTICLE V

                              Pre-Closing Filings

         5.01 HSR Act Filing. Within ten (10) Business Days after the execution of this Agreement, Seller and Purchaser shall each file with DOJ and FTC the pre-merger notification form required pursuant to the HSR Act with respect to the transactions contemplated hereby, together with a request for early termination of the waiting period. The parties hereto covenant and agree with each other that with respect to such filing each shall: (a) promptly file any information or documents requested by the FTC or DOJ; and (b) furnish each other with any correspondence from or to, and notify each other of any other communications with, the FTC or DOJ which relates to the transactions contemplated hereunder, and (c) to the extent practicable, to permit the other to participate in any conferences with the FTC or DOJ. Seller shall, promptly upon request, reimburse Purchaser for one-half of all filing fees required pursuant to the HSR Act and paid by Purchaser in connection with the filing of the pre-merger notification form.

         5.02 Government Filings. Seller and Purchaser covenant and agree with each other to (a) promptly file, or cause to be promptly filed, with any Governmental Authority, all such notices, applications or other documents as may be necessary to consummate the transactions contemplated hereby (including notification by Purchaser under the Investment Canada Act) and (b) thereafter diligently pursue all consents or approvals from any such Governmental Authorities as may be necessary to consummate the transactions contemplated hereby; provided that Seller shall be ultimately responsible for obtaining all necessary authorizations, consents and approvals as may be necessary to consummate the transactions contemplated hereby (with the exception of authorizations, consents and approvals that Purchaser must obtain solely in Purchaser's own name and that the same must not result in any substantial interference with the operation of the Facilities or the Business after the Closing in the same manner as currently conducted. Seller shall give Purchaser reasonable notice in advance of all meetings scheduled between Seller and any Governmental Authority pertaining to any such notices, applications, consents, approvals and other documents, and Purchaser and its representatives shall have the right, without the obligation, to attend and participate in all such meetings. Seller shall provide Purchaser with an opportunity to review and comment upon all documents and correspondence to such Governmental Authorities relating to such notices, applications, consents, approvals and other documents and shall promptly provide to Purchaser copies of all documents and correspondence to or from such Governmental Authorities relating to such matters.

                                  ARTICLE VI

                             Pre-Closing Covenants

         6.01     Seller Cooperation.

         (a) Pending Closing, the Seller shall at all reasonable times and upon reasonable prior notice make the Properties, the Facilities, the Purchased Assets, and other assets, books and records pertaining or relating to the Business reasonably available for examination, inspection and review by the Purchaser and its lenders, agents and representatives; provided, however, Purchaser inspections and examinations at the Facilities shall not unreasonably disrupt the normal operations of the Business. Seller shall have the right to review and approve all examinations, inspections and tests Purchaser or its agents propose to conduct prior to Closing on any of the Properties, Facilities or Purchased Assets, including without limitation the collection and/or analysis of any environmental samples.

         (b) Purchaser covenants and agrees with Seller to promptly, and in any event prior to Closing, notify Seller if Purchaser or its representatives, in the course of their due diligence, determine that there are any inaccuracies in, or breaches or violations of, any of the Seller's representations, warranties or covenants contained in this Agreement; provided, however, that Purchaser's failure to so notify the Seller shall not limit or otherwise affect the validity or enforceability of the Seller's representations, warranties or covenants contained in this Agreement or Purchaser's rights to indemnification or any other rights hereunder.

         6.02     Pending Closing. Pending the Closing, the Seller shall:

         (a) conduct and carry on the Business only in the ordinary course, consistent with past practices;

         (b) not purchase, sell, lease, mortgage, pledge or otherwise acquire or dispose of any properties or assets of or in connection with the Business, except for Inventory purchased, sold or otherwise disposed of in the ordinary course of the Business;

         (c) not increase or otherwise change the rate or nature of the compensation (including wages, salaries, bonuses, and benefits under pension, profit sharing, deferred compensation and similar plans or programs) which is paid or payable to any employee of the Seller who is employed in connection with the Business, except in the ordinary course of business and in accordance with past practices, and not terminate any employee at any of the Facilities without cause without the prior written consent of the Purchaser;

         (d) not enter into, or become obligated under, any contract, agreement or commitment with respect to the Business except for (i) any agreements for the purchase of supplies or Inventory items or the sale of Inventory in the ordinary course of business or (ii) any other lease, contract, agreement or commitment having a term of sixty (60) days or less and involving aggregate payments either by or to the Seller or the Business of less than $50,000;

         (e) not materially change, amend, or otherwise modify or terminate any Material Contract;

         (f) not make any changes in its accounting systems, policies, principles or practices;

         (g) not authorize or make any capital expenditures which in the aggregate exceed $50,000 without prior notice to Purchaser;

         (h) furnish to the Purchaser within fifteen (15) days after the end of each fiscal month an unaudited balance sheet and related unaudited statement of income of the Business for such period;

         (i) deal exclusively with Purchaser with respect to the sale of the Purchased Assets and not solicit or encourage, directly or indirectly through agents (by way of furnishing information, or otherwise), any inquiries or proposals for the acquisition of all or any part of the Purchased Assets or the Business;

         (j) promptly notify Purchaser in writing of any inquiry or proposal for the acquisition of all or any part of the Purchased Assets or the Business;

         (k) promptly notify Purchaser in writing if it becomes aware of any fact or condition that (i) causes or constitutes a breach of any representations and warranties set forth in Article VIII, or (ii) would have caused or constituted a breach of any such representation or warranty had such representation or warranty been made as of the time of the occurrence or discovery of such fact or condition;

         (l) use commercially reasonable efforts to preserve the Business' relationships with its customers, suppliers and others with whom the Seller deals and to keep available the services of the Business' officers and employees; or

         (m) not agree to do any of the items prohibited by Section 6.02(b), (c), (d), (e), (f), (g) or (i).

         6.03 Consents. Prior to the Closing Date, (a) the Seller shall proceed with all reasonable diligence and use its best efforts to obtain the written consents, authorizations or approvals to the consummation of this Agreement which are set forth in or required to be set forth in Section 8.03 of the Disclosure Schedule; and (b) the Purchaser shall make such notifications concerning, and obtain such written consents, authorizations or approvals of, the consummation of this Agreement as are required under the Investment Canada Act to be made or obtained prior to the Closing Date.

         6.04 Efforts to Satisfy Closing. Between the date hereof and the Closing Date, Seller and Purchaser shall use their reasonable best efforts to cause the conditions set forth in Articles X and XI to be satisfied in a timely manner.

         6.05 Surveys. Purchaser shall order and shall have completed in a timely manner such accurate as-built surveys (the "Surveys") of the Properties as the Purchaser shall deem necessary or advisable in its investigation of the Properties. To the extent so obtained by Purchaser, the Surveys shall (a) be sufficient to eliminate any general survey exception in Purchaser's title insurance commitments and/or policies for the property in question, (b) show all setback or building lines and all Liens (with recording information provided) that are locatable and shown as exceptions in Purchaser's title insurance commitments and/or policies for the property in question, (c) show access to a public street, and the distances and bearings to the nearest intersection of public streets if not a point on the boundary of the property in question, (d) certify as to whether or not the property is located in a flood hazard area, and (e) be made in accordance with the requirements for an Urban Survey under the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by ALTA and ACSM in 1997, including Table A thereof. If Closing does not occur because this Agreement is terminated due to action (other than by reason of Purchaser's default) or default by Seller, Seller shall reimburse Purchaser for the reasonable cost of the Surveys.

         6.06 Evidence of Zoning. Purchaser may request and exercise reasonable efforts to obtain: (i) pursuant to applicable Law for each parcel of the Properties and the Improvements thereon from the local governmental authorities with appropriate jurisdiction a certificate of occupancy or its equivalent and zoning permit or equivalent evidence that the existing use of such Property and Improvements and the existing buildings and structures constituting the Improvements thereon are in compliance with all applicable zoning Laws and that the existing uses of such Property and the Improvements may continue; and (ii) to the extent applicable, such opinions and certifications as may be necessary or proper to obtain a zoning endorsement to Purchaser's title insurance policy for such Property. If repairs are required for the issuance of any such certificate of occupancy or zoning permit, or if Seller has received any notice or communication, written or oral, of any violation of Law issued against or affecting any Property or the Improvements thereon, Seller shall perform such repairs as are necessary to obtain such certificate of occupancy or zoning permit and cure such violations.

         6.07 Plans and Specifications. Prior to the Closing Date, Seller shall make available for inspection and copying by Purchaser all plans, specifications, as built drawings, plans and specifications for mechanical, electrical, plumbing or security systems, operating manuals, warranties and guarantees in Seller's possession or reasonably available to Seller and pertaining to the Properties and/or the Improvements.

         6.08 Lien Searches. Within fifteen (15) days after the date hereof, Seller shall order, and deliver the results thereof to Purchaser, (i) Uniform Commercial Code and Tax Lien searches for the State of Delaware and each United States jurisdiction in which any of the

Purchased Assets is located, and (ii) such comparable Lien searches as are customarily obtained in similar types of transactions in any other jurisdiction in which any of the Purchased Assets are located.

         6.09 Title Issues. On or before the Closing Date, Seller (i) shall take all necessary action to (x) cure or resolve any violation of the Planning Act with respect to the Ontario, Canada Property, and (y) record the original leases (or memoranda thereof) with respect to the leased real property located in the following cities and towns: Columbus, Ohio; Houston, Texas; and Lufkin, Texas, (ii) use its best efforts to record the original leases (or memoranda thereof) with respect to Mobile, Alabama; Vacaville, California; Litchfield, Illinois; and Eufala, Alabama.

                                  ARTICLE VII

                  FINANCIAL STATEMENTS; OTHER PRIOR DELIVERIES
                           AND PRE-CLOSING DELIVERIES

         7.01 Pre-Signing Deliveries. The Seller has heretofore delivered to the Purchaser:

         (a) The audited balance sheet (the "Balance Sheet") of the Business as of December 31, 2001 (the "Balance Sheet Date") and the related audited statement of income for the year then ended (collectively, the "Audited Financial Statements");

         (b) The unaudited balance sheet of the Business as of March 31, 2002 and the related unaudited statement of income for the three-month period then ended;

         (c) The unaudited balance sheet of the Business as of the Balance Sheet Date prepared on a pro forma basis to exclude all Retained Assets and Non-Assumed Liabilities, a copy of which is set forth in Section 7.01(c) of the Disclosure Schedule (the "Pro Forma Balance Sheet" and, together with the unaudited balance sheet and statement of income delivered pursuant to Section 7.01(b) above, the "Unaudited Financial Statements"); and

         (d) The Disclosure Schedule, addressed to the Purchaser and signed by the Seller.

                                 ARTICLE VIII

                  WARRANTIES AND REPRESENTATIONS OF THE SELLER

         The Seller warrants and represents to the Purchaser (which warranties and representations shall survive for the periods set forth in Section 13.02(a) hereof) as follows:

         8.01 Due Incorporation. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of its incorporation and has full corporate power and authority to own or lease its properties and to carry on the Business as presently conducted. Seller is qualified as a foreign corporation in the States and Provinces set forth in
Section 8.01 of the Disclosure Schedule and is in good standing in each such jurisdiction, which are all the States and Provinces in which either the ownership or use of the Purchased Assets or the operation of the Business requires such qualification, except to the extent the failure to so qualify in any such jurisdiction would not have a Material Adverse Effect.

         8.02 Authority. The Seller has full right and power to enter into, and perform its obligations under this Agreement; and has taken all requisite corporate action to authorize the execution, delivery and performance of this Agreement and the consummation of the sale of the Purchased Assets and other transactions contemplated by this Agreement; and this Agreement has been duly authorized, executed and delivered by the Seller and is binding upon, and enforceable against, the Seller in accordance with its terms; except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity.)

         8.03     No Violations and Consents.

         (a) Except as set forth in Section 8.03(a) of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement by the Seller nor the consummation of the sale of the Purchased Assets or any other transaction contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time, or otherwise, (i) conflict with, result in a breach of, or constitute a default under, the Certificate/Articles of Incorporation or By-laws of the Seller, any Law, any Permit or any Material Contract; (ii) result in the creation of any Lien upon any of the Purchased Assets; (iii) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon, or refuse to perform, any Permit or any Material Contract; or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any Material Contract.

         (b) The execution and delivery by Seller of this Agreement does not, and compliance by Seller with the terms hereof and consummation by Seller of the transactions contemplated hereby will not, require Seller to obtain any consent, approval, authorization or other action of, or make any filing with or give any notice to, any Governmental Authority or other Person, except (i) as disclosed in Section 8.03(b) of the Disclosure Schedule, (ii) pursuant to the applicable requirements of the HSR Act, or (iii) as may be necessary as a result of any facts or circumstances relating solely to Purchaser.

         8.04 Brokers. Neither this Agreement nor the sale of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of, or representing the Seller or any of its Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity.

         8.05 Required Assets. Except for the Retained Assets, all of the rights, properties and assets used by the Seller in connection with owning and operating the Business are (i) either owned by the Seller or licensed or leased to the Seller under one of the Contracts conveyed to the Purchaser under this Agreement; and (ii) included in the Purchased Assets. With the exception of the assets identified in Section 1.02 of the Disclosure Schedule (consisting of the Retained Assets used by the Business but owned or leased by Seller and utilized in connection with businesses of Seller other than the Business), the Purchased Assets are sufficient for the continued operation of the Business by the Purchaser after the Closing in substantially the same manner as presently conducted by the Seller.

         8.06     Contracts.

         (a) Section 8.06(a) of the Disclosure Schedule contains a true and complete schedule setting forth all Contracts except (i) leases, contracts, agreements or commitments entered into in the ordinary course of business which may be terminated by the Seller on thirty (30) days or less written notice without penalty to Seller; or (ii) leases, contracts, agreements or commitments which have a term of one year or less and involve payment by or to Seller of $50,000 or less. The Contracts set forth in Section 8.06(a) of the Disclosure Schedule are hereinafter collectively referred to as the "Material Contracts."

         (b) The Seller has delivered to the Purchaser true and correct copies of each written Material Contract and a summary of each oral Material Contract. Each Material Contract is valid, binding, and in full force and effect and is enforceable by the Seller and, to the Knowledge of the Seller, each other party thereto. The Seller is not in default under any Material Contract nor does there exist any condition or event which after notice, lapse of time or both would constitute a default by any Seller under any Material Contract. To the Knowledge of the Seller, no other party to any Material Contract is in default or breach, or alleged to be in default or breach, under any Material Contract nor does there exist any condition or event which, after notice, lapse of time or both, would constitute a default or breach by any other party to any Material Contract. The Seller has not received notice that it is in default under or in breach of any Material Contract or of the election of any party to any Material Contract to cancel, terminate or not to renew any Material Contract, whether in accordance with the terms of such Material Contract or otherwise. The Seller has not given notice to any other party to any Material Contract that such other party is in default thereunder or in breach thereof or given notice of the termination thereof. Assuming that the consents set forth on Section 8.03 of the Disclosure Schedule are obtained prior to Closing, the enforceability of the Material Contracts (including the enforceability by the Purchaser after the Closing) will not be affected by the transactions contemplated by this Agreement.

         8.07     Financial Statements and Related Matters.

         (a) The Financial Statements (i) present fairly in all material respects the financial position and results of operations of the Business at the dates and for the periods indicated therein, all in accordance with GAAP consistently applied throughout the periods referred to in the Financial Statements, subject in the case of the Unaudited Financial Statements, to normal recurring year-end adjustments the effect of which would not, individually or in the aggregate, have a Material Adverse Effect and the absence of notes that, if presented, would not differ materially from those included in the Audited Financial Statements, and (ii) are consistent with the books and records of the Seller.

         (b) On the Balance Sheet Date, the Seller had no material liability of any nature relating to the Business (whether accrued, absolute, contingent or otherwise) which was not fully disclosed, reflected or reserved against in the Balance Sheet; and except for liabilities which have been incurred since the Balance Sheet Date in the ordinary and regular course of the Business and are of the same type and nature as those included in the Balance Sheet, since the Balance Sheet Date, the Seller has not incurred any material liability of any nature (whether accrued, absolute, contingent or otherwise), except as set forth in Section 8.07(b) of the Disclosure Schedule.

         8.08     [Reserved].

         8.09     Properties and Title Thereto.

         (a) Section 8.09(a) of the Disclosure Schedule sets forth all real property owned by the Seller and currently used in the operation of the Business.

         (b) Section 8.09(b) of the Disclosure Schedule sets forth all real property leased by the Seller and currently used in the operation of the Business (and lists the leases pursuant to which such Properties are leased, true and complete copies of which have previously been delivered to the Purchaser).

         (c) Seller has good and marketable fee simple title to the Real Property, and each of the real property leases described in Section 8.09(b) of the Disclosure Schedule grants to Seller a binding leasehold interest in the real property described therein with full rights of quiet enjoyment and is not subject to any other party's leasehold rights or rights of use, in each case free and clear of all Liens, except (i) for the Permitted Exceptions, or (ii) as set forth in Section 8.09(c) of the Disclosure Schedule, with respect to which such Liens shall be discharged at or prior to Closing.

         8.10 Title to Tangible Assets. Seller has good and marketable title to all the Purchased Assets consisting of tangible personal property owned by Seller and valid and subsisting leases with respect to all of the Purchased Assets consisting of tangible personal property leased by Seller. All such owned tangible personal property is owned free and clear of all Liens, except: (a) Liens set forth in Section 8.10(a) of the Disclosure Schedule, all of which shall be discharged at or prior to Closing; (b) Liens for Taxes and assessments not yet payable; (c) Liens securing or relating to liabilities or obligations which are to be assumed by Purchaser pursuant to this Agreement or the Assumption Agreement; and (d) Liens the existence of which do not, individually or in the aggregate, render title to any tangible personal property unmarketable or materially impair the use or value of any tangible personal property as presently utilized.

         8.11     Intellectual Property.

         (a) Section 8.11(a) of the Disclosure Schedule lists all of the Intellectual Property included in the Purchased Assets, including the registration or application numbers (if applicable) for such Intellectual Property. Section 8.11(a) of the Disclosure Schedule identifies any such Intellectual Property which is leased from another Person and sets forth with respect to each item of such leased Intellectual Property the owner thereof and the source of the Seller's rights therein. The Seller has good and marketable title to all the Intellectual Property included in the Purchased Assets, free and clear of all Liens.

         (b) Except as set forth in Section 8.11(b) of the Disclosure Schedule, (i) to the Knowledge of Seller, there is not now and has not been during the past three (3) years any infringement, misuse or misappropriation by the Seller of any Intellectual Property right which relates to the Business and which is owned by any third party, and the continued operation of the Business by the Purchaser in the same manner as heretofore conducted by the Seller will not result in any such infringement, misuse or misappropriation by the Purchaser; (ii) there is not now any existing or, to the Knowledge of the Seller, threatened claim against the Seller, which relates to the Business, of infringement, misuse or misappropriation of any patent, trademark, tradename, servicemark, copyright or trade secret by any third party and (iii) the Seller has no obligation to make any payments by way of royalty, fee or otherwise to any Person in connection with any Intellectual Property included in the Purchased Assets.

         (c) Except as set forth on Section 8.11(c) of the Disclosure Schedule, there is no pending or threatened claim by the Seller against others for infringement, misuse or misappropriation of any trademark, tradename, servicemark, copyright or trade secret owned by the Sellers and which is utilized in the conduct of the Business and included in the Purchased Assets, and to Seller's Knowledge, no basis exists for any such claim.

         8.12 Litigation. Except as set forth in Section 8.12 of the Disclosure Schedule, (a) there are no actions, claims, proceedings investigations, arbitrations, audits, hearings or other like matters pending or, to the Knowledge of the Seller, threatened against the Seller relating to the Business, any of the Purchased Assets or the transactions contemplated hereby at law or in equity, before or by any federal, state, or municipal court, agency or other Governmental Authority, or before any arbitrator; and
(b) neither the Seller in respect of the Business nor any of the Purchased Assets is subject to any order, judgment or decree of any court or Governmental Authority.

         8.13 Compliance With Laws. Seller is not in violation of any Law applicable to the Business or by which any of the Purchased Assets are bound or affected, except as set forth in Section 8.13 of the Disclosure Schedule. Except as set forth in Section 8.13 of the Disclosure Schedule, in the past three (3) years, the Seller has not received written notice that the Business is in violation of or in default under any Law applicable to it.

         8.14     Labor Matters.

         (a) Section 8.14(a) of the Disclosure Schedule contains a list of the name, location of employment, job title, continuous service date, and current annual compensation of (i) each individual employed by Seller at each of the Facilities and (ii) each other individual employed by Seller primarily in connection with the Business (who shall be so identified on Section 8.14(a) of the Disclosure Schedule). To the Knowledge of the Seller, no such employee is a party to, or otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person that in any way adversely affects or shall affect
(i) the performance of his or her duties as an employee of the Seller or the Purchaser, (ii) the ability of the Purchaser to conduct the Business after the Closing, or (iii) the ability of such individual to assign to the Purchaser any rights under any invention, improvement or discovery. The parties agree that
Section 8.14(a) of the Disclosure Schedule shall be updated by Seller as of the Closing Date to reflect changes in the identities of employees required to be listed thereon that occur between the date of this Agreement and the Closing Date in the ordinary course of business and that such revised Section 8.14(a) of the Disclosure Schedule shall be delivered to Purchaser at the Closing.

         (b) Section 8.14(b) of the Disclosure Schedule contains a list of the collective bargaining agreements to which Seller is a party, relating to employees employed by Seller in connection with the Business and a list of all applications for certification of a collective bargaining agent for any of the Seller's employees in connection with the Business. Except as disclosed in
Section 8.14(b) of the Disclosure Schedule, throughout the previous three (3) years, (a) there are and have been no strikes, slowdowns, picketings, work stoppages, lockouts or other labor controversies pending or, to the Knowledge of Seller, threatened against or with respect to the Business and (b) there are and have been no grievances outstanding or unfair labor practice complaints pending before the National Labor Relations Board against Seller in respect of employees employed by Seller in connection with the Business under any such agreement or contract.

         8.15 Employee Benefit Matters. Section 8.15 of the Disclosure Schedule lists all employee benefit plans, including, but not limited to, pension, profit sharing, incentive, bonus, deferred compensation, retirement, stock option, stock purchase, medical and hospitalization, insurance, salary continuation, sick pay, welfare, fringe benefit, and other employee benefit plans, contracts, programs, policies and arrangements which Seller maintains or under which Seller has any obligations with respect to any employee or former employee of the Business (the "Employee Plans"), and the Purchaser has received copies of each Employee Plan document (including each most recent summary plan description for Employee Plans for which a summary plan description is required), or has had an opportunity to review such documents. The Seller has not incurred (and no event has occurred that could result in the Seller incurring) any liability in connection with any existing or previously existing Employee Plan that could become, on or after the Closing Date, an obligation or liability of the Purchaser.

         8.16 Taxes. Seller has duly and timely filed all federal, state and local Tax reports and returns required to be filed by it in respect of the Business (all such reports and returns being true, correct and complete in all material respects) and has duly and timely calculated and paid all Taxes shown thereon to be due. Seller has not received notice that the Internal Revenue Service or any other taxing authority has asserted against Seller any deficiency or claim for additional property Taxes related to the Business or the Purchased Assets. Seller has duly withheld and, if payable, paid all Taxes which it is required to withhold from, and pay relating to, compensation paid to employees of Seller employed by Seller in connection with the Business. There are no Liens with respect to Taxes on the Purchased Assets, except for Liens for Taxes not yet due, and Seller has paid all such Taxes, rates and like assessments that have become due and payable which, if not so paid, could result in a Lien on the Purchased Assets.

         8.17 Licenses and Permits. Except as set forth in Section 8.17 of the Disclosure Schedule and except for those required by the Environmental Laws which is provided for in Section 8.18 hereof, Seller has all governmental licenses, franchises, permits, approvals, authorizations, exemptions, certificates, registrations and similar documents or instruments necessary to own the Purchased Assets and to carry on the Business as it is currently conducted (the "Permits"). Each such Permit is listed in Section 8.17 of the Disclosure Schedule, along with the Facility to which such Permit relates. Except as set forth in Section 8.17 of the Disclosure Schedule, the Seller is not in violation of any such Permit, each such Permit is in full force and effect, Seller has fulfilled and performed in all material respects its obligations thereunder, and each such Permit is assignable to Purchaser without the consent of any other Person and will remain in full force and effect following the consummation of the transactions contemplated herein.

         8.18     Environmental Compliance.

         (a) Except as set forth on Section 8.18 (a) of the Disclosure Schedule, Seller in connection with the Business (i) is in compliance in all material respects with all Environmental Laws, and (ii) has not received any communication (written or oral), demand, letter, claim or request for information from a Governmental Authority or other third party that alleges that
(x) Seller is not in compliance with Environmental Laws or that (y) Seller has caused bodily injury or property damage to any Person as a result of an alleged release of any Hazardous Substance into the environment.

         (b) Seller has provided or made available for Purchaser's review all non-privileged environmental reports, audits and assessments that relate to the Business, the Facilities or the Properties undertaken by governmental agencies or other parties, or by Seller, or by any of its lenders, agents, independent contractors or representatives of which the Seller has Knowledge.

         (c) Except as set forth in Section 8.18(c) of the Disclosure Schedule, to the Knowledge of Seller, (i) there is not occurring, and there has not occurred at any time any generation, storage, treatment, release or disposal of any Hazardous Substance on, in or from any of the Properties so as to cause a material violation under any Environmental Law, nor are any of the Properties contaminated by any Hazardous Substance in a manner that violates any Environmental Law or that requires disclosure, investigation or remediation under applicable Environmental Law; and (ii) Seller has not received any communication (written or oral), demand, letter, or claim alleging that there is any Property which pursuant to any Environmental Law, (w) has been placed on the "National Priorities List" pursuant to the Comprehensive Environmental Compensation and Liability Act of 1980 or any other similar list maintained by any Governmental Authority of sites contaminated by any Hazardous Substance, (x) is or has been subject to a claim, administrative order or other request to take investigative, removal or remedial action under any Environmental Law, (y) is otherwise the subject of any federal, state or private investigation, remediation or cost recovery or contribution effort or claim relating to Environmental Laws, or (z) is the subject of any Lien in favor of any Person relating to or arising out of any Environmental Law. Section 8.18(c) of the Disclosure Schedule identifies, to the Knowledge of Seller, (i) all underground storage tanks, and the capacity and contents of such tanks, located or formerly located on any of the Properties, and (ii) all polychlorinated biphenyls ("PCB's") used or present at any of the Properties.

         (d) Except as set forth in Section 8.18(d) of the Disclosure Schedule, Seller currently holds or has applied for all the Permits required under any Environmental Laws to operate the Business, copies of which have been delivered to the Purchaser or made available for Purchaser's review. Each such Permit is listed in Section 8.18(d) of the Disclosure Schedule, along with the Facility to which such Permit relates and a description of any compliance schedules relating thereto. Except as set forth in Section 8.18(d) of the Disclosure Schedule, the Seller is not in violation of any such Permit, each such Permit is in full force and effect, Seller has fulfilled and performed in all material respects its obligations thereunder. Seller shall cooperate with Purchaser to help Purchaser arrange for the assignment, transfer or reissuance of the Permits described in this Section 8.18(d), as applicable.

         (e) Phase I environmental site assessments have been conducted in connection with this transaction by a consultant selected by Purchaser, approved and engaged by Seller, and managed by both Seller and Purchaser at the Facilities located in Tacoma, Washington; Philadelphia, Pennsylvania; Lafayette, Indiana; Mobile, Alabama; Cedartown, Georgia (mill); Cedartown, Georgia (converting plant); Grand Rapids, Michigan; and Saginaw, Michigan (collectively, the "Phase I Properties"). Seller makes no representations or warranties under
Section 8.18(c) with regard to the Phase I Properties.

         (f) This Section 8.18 contains the exclusive representations and warranties of Seller regarding Hazardous Substances or Environmental Laws and no other representations or warranties of Seller set forth in this Agreement are intended to apply, or shall be applicable, to Hazardous Substances or Environmental Laws. Section 8.18 does not contain any representations and warranties regarding other matters, including those relating to worker safety or asbestos, with respect to which the other representations and warranties set forth herein apply.

         8.19     Properties.

         (a) The Properties, and the improvements, buildings and structures thereon, including the Facilities (the "Improvements"), whether owned or leased, constitute all of the real property used by Seller in the operation of the Business, do not violate and may continue to be used for the operation of the Business as currently operated, and may be conveyed or assigned to Purchaser as required by this Agreement without violating any federal, state, or local building, zoning, health, safety, platting, subdivision or other statute, ordinance or regulation, or any resolution or approval issued by any local planning or zoning board or any condition imposed thereby, or any permit of occupancy, or any applicable private restriction, and no notice of any violation of any such legal requirement has been received by Seller.

         (b) Seller has received no notice, and it has no Knowledge, of any pending, threatened, or contemplated condemnation, expropriation or like proceeding, or of any administrative agency action, litigation, or other material proceeding of any kind (nor is there any basis for any such action), affecting any of the Properties.

         (c) Within the past five (5) years, except as set forth on Section 8.19(c) of the Disclosure Schedule, Seller has not received and has no Knowledge or information or notice from any insurance company or board of fire underwriters requesting the performance of any work or alteration with respect to any of the Properties, or requiring an increase in the insurance rates applicable to the same outside of the ordinary course of business, consistent with past practice.

         (d) Except as set forth on Section 8.19(d) of the Disclosure Schedule, Seller does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of any of the Properties, or any portion thereof or interest therein.

         (e) Seller has received no notice, and it has no Knowledge, that any of the Improvements are in violation of any zoning Law.

         (f) Seller has no Knowledge of any inadequacies with respect to the utility services to any of the Properties and the Improvements, including water, sewage, gas, electricity and telephone. All water, rail, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving any of the Properties and/or the Improvements are installed and operating and are sufficient to enable the same to continue to be used and operated in the manner currently being used and operated, and any so-called hookup fees or other associated charges have been fully paid. Each such utility or other service is provided by a public or private utility or service company and enters the applicable one of the Properties from an adjacent public street or valid private easement owned by the supplier of such utility or other service. All of the Properties are fully accessible by public roads and to Seller's Knowledge, no fact or condition exists which would result in the termination of the current access from the same to any presently existing adjoining highways and roads. Each Improvement has direct or indirect access to a public street adjoining the property on which such Improvement is situated over existing driveways and accessways or private roads sufficient to allow such Improvement to be operated as currently being used in connection with the Business, and no existing accessway crosses or encroaches upon any property or property interest not owned or leased by Seller. No Improvement or portion thereof is dependent for its access, operation or utility on any land, building or other improvement not included in the Properties.

         (g) Seller has delivered to Purchaser complete and correct copies of the following to the extent the same are in its possession or under its control:

                  (i) all deeds, leases, memoranda of lease, trust agreements and other documents and instruments, under which any of the Properties was conveyed or leased to Seller or under which the same may be leased to or held for the benefit of Seller;

                  (ii) all title reports, title opinions, title insurance policies, title binders, survey documents and other non-privileged data affording information or opinions with respect to, certifying to, or evidencing the current title, title history, title marketability, use, possession, restriction or regulation, if any (governmental or otherwise), and compliance with applicable Laws, of the Properties; and

                  (iii) all assignments, leases or subleases relating to the Properties, and all documents relating thereto, including any amendments thereto and any assignments thereof.

         8.20     Assets.

         (a) Section 8.20 of the Disclosure Schedule lists all of the machinery, equipment, vehicles and other tangible personal property of the Seller included in the Purchased Assets and the location thereof and indicates whether any such assets are leased by the Seller.

         (b) Except to the extent reserved on the face of the Balance Sheet and the Closing Balance Sheet (rather than in any notes thereto), all of the Inventory is of good, usable and merchantable quality and includes no items obsolete, discontinued or surplus to the needs of the Business in the ordinary course, and all of the Inventory consisting of raw materials or work in process can, by application of the normal and customary manufacturing procedures of the Business in a manner consistent with past practice, be converted into finished goods. All Inventory is reflected in both the books and records of the Business and the Financial Statements at the lower of cost or market in accordance with GAAP. The amount of each type of Inventory and the amount of the purchase orders outstanding for the purchase of raw materials and other Inventory items, respectively, are such amounts as are reasonably necessary for the conduct of the Business in the ordinary course and are not materially excessive.

         (c) All of the accounts, notes and other receivables of the Seller that are part of the Purchased Assets (i) represent valid and bona fide claims,
(ii) were acquired or arose in the ordinary course of business, and (iii) will be fully collectible in the aggregate face amounts thereof in the ordinary course of business, subject to a reasonable reserve to be set forth on the Closing Balance Sheet.

         8.21 Customers and Suppliers. Section 8.21 of the Disclosure Schedule lists each customer and supplier representing aggregate billings or payments by the Seller in excess of $100,000 in the 12-month period ending December 31, 2001. The Seller has not received any notice, and the Seller has no reason to believe, that, were it not for the transactions contemplated by this Agreement (i) the Business's relationship or Contract with any such customer or supplier would be terminated or would be considered for termination or nonrenewal or (ii) any such customer or supplier would consider any material reduction of its relationship with the Business.

         8.22 Transactions With Affiliates. In the three (3) years prior to the date of this Agreement, except for compensation and benefits payable to employees in the ordinary course of business, no director, officer, stockholder or Affiliate of the Seller has had, and no such Person currently has, a direct or indirect material interest in any Contract, in any Purchased Asset, or in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the Business or any claim or other right against the Seller pertaining to the Business.

         8.23     No Material Adverse Change. Except as set forth on Section
8.23 of the Disclosure Schedule, since the Balance Sheet Date there has not been
(i) any change in the business or operations of the Business which would result in a Material Adverse Effect; (ii) any loss or damage (whether or not covered by insurance) to any of the Purchased Assets, or any other event or condition of any character which has had a Material Adverse Effect; (iii) any mortgage or pledge of, or any other grant of a security interest in or encumbrance on, any of the Purchased Assets; (iv) any Contract or other transaction entered into, amended or terminated by the Seller relating to, or otherwise negatively affecting in any way, the Business or the operation thereof, except in the ordinary course of business; (v) any sale or transfer of any of the Purchased Assets or any cancellation of any debts or claims of the Business, except in the ordinary course of business; (vi) any acquisition of additional Purchased Assets, except in the ordinary course of business; (vii) any waiver by the Seller of any rights which have any material value to the Business; (viii) any change in the accounting practices of the Business or the manner in which it maintains its books of account and records; (ix) any increase in the rate or terms of compensation payable to the employees of the Business except in the ordinary course of business, or any modifications in employee benefits to the Seller's employees; (x) any loss or termination of any customer contracts representing billings in excess of $100,000 during the 12-month period prior to such loss or termination; or (xi) any agreement by Seller to do any of the things described in the preceding clauses (i) through (x).

                                   ARTICLE IX

                 WARRANTIES AND REPRESENTATIONS OF THE PURCHASER

         The Purchaser warrants and represents to the Seller (which warranties and representations shall survive the Closing) as follows:

         9.01 Due Incorporation. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of its incorporation.

         9.02 Authority. The Purchaser has full right and power to enter into, and perform its obligations under this Agreement, and has taken all requisite corporate action to authorize the execution, delivery and performance of this Agreement and the consummation of the purchase of the Purchased Assets and other transactions contemplated by this Agreement; and this Agreement has been duly executed and delivered by the Purchaser and each is binding upon, and enforceable against, the Purchaser in accordance with its terms; except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity.)

         9.03 No Violations. Neither the execution, delivery or performance of this Agreement by the Purchaser, nor the consummation of the purchase of the Purchased Assets or any other transaction contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, the Articles/Certificate of Incorporation or By-laws of the Purchaser, or any Law or any court or administrative order or process, or any material contract, agreement, commitment or plan to which the Purchaser is a party or by which the Purchaser or any of its rights, properties or assets is subject or is bound.

         9.04 Brokers. Neither this Agreement nor the purchase of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of, or representing, the Purchaser or any of its Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity under circumstances which could result in any liability of Seller for the fees of, or any other liability to, any such Person.

         9.05 Litigation. There are no actions, claims, proceedings or governmental investigations pending against Purchaser or any of its assets or properties at law or in equity, before or by any federal, state, or municipal court, agency or other Governmental Authority, or by any other Person, which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Purchaser or its ability to consummate the transactions contemplated hereby.


                                   ARTICLE X

                  CONDITIONS TO CLOSING APPLICABLE TO PURCHASER

         The obligations of Purchaser hereunder (including the obligation of Purchaser to close the transactions herein contemplated) are subject to the following conditions precedent:

         10.01 No Termination. Neither Purchaser nor Seller shall have terminated this Agreement pursuant to Section 12.01 hereof.

         10.02 Bring-Down of Seller Warranties. The warranties and representations made by the Seller herein to Purchaser shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date and the Seller shall have performed and complied with, in all material respects, all agreements, covenants and conditions on their part required to be performed or complied with on or prior to the Closing Date; and at the Closing, Purchaser shall have received a certificate executed by the President or any Vice President of Seller to the foregoing effect.

         10.03 No Material Adverse Change. Between the date of this Agreement and the Closing Date there shall have been no change in the business or operations of the Business or the Purchased Assets which has resulted or would result in a Material Adverse Effect, without regard to clause (i) of the definition thereof.

         10.04 Pending Actions. No investigation, action, suit or proceeding by any Governmental Authority and no action, suit or proceeding by any other Person, shall be pending on the Closing Date which challenges this Agreement and seeks to modify, prohibit or enjoin the consummation of the transactions contemplated hereby.

         10.05 Consents and Approvals. All consents, approvals or authorizations of the Governmental Authorities and other Persons set forth or required to be set forth in Section 8.03 of the Disclosure Schedule (other than Reemay, Georgia Pacific, Exxon Mobil or Illinois Tool Works) shall have been obtained and delivered to Purchaser.

         10.06 HSR Act. The waiting period applicable to the consummation of the transactions contemplated hereunder required pursuant to the provisions of the HSR Act shall have expired.

         10.07 Liens. The Purchaser shall have received evidence satisfactory to it that prior to or substantially concurrent with the consummation of the transactions contemplated by this Agreement all of the Liens to which any of the Purchased Assets may be subject shall be released and any related filings terminated of record, other than (a) with respect to the Properties, Permitted Exceptions, and (b) with respect to tangible Purchased Assets, Liens described in clauses (b) through (d) of Section 8.10.

         10.08 Surveys, Title Insurance and Zoning. Purchaser shall have received such Surveys as it shall have elected to obtain and which comply with the requirements of Section 6.05 above. To the extent available in any jurisdiction in which any Property is located, Purchaser shall have received fully effective and binding title insurance commitments (in form and substance satisfactory to Purchaser and marked-up and endorsed by Stewart Title Guaranty Company at Closing to reflect conveyance to Purchaser of the Real Property and assignment to Purchaser of the real property leases described in Section 8.09(b) of the Disclosure Schedule) to issue title insurance policies, in amount and form, and from Stewart Title Guaranty Company or such other title insurance company selected by Purchaser, reasonably acceptable to Purchaser, and agreeing to insure (at regular rates) fee simple title to the Real Property in Purchaser and binding leasehold interest in the real property described in the real property leases described in Section 8.09(b) of the Disclosure Schedule, free and clear of Liens other than the Permitted Exceptions, without any conditions, requirements or other exceptions. Without limiting the foregoing provisions: (i) Seller shall have met or caused to be met each of the requirements set forth in Schedule B-Section I of Purchaser's title insurance commitment for the Properties other than requirements pertaining to payment of the Purchase Price, payment of the premium for such title insurance or any document or instrument related to any financing obtained by Purchaser; (ii) Purchaser shall have obtained from the local governmental authorities with appropriate jurisdiction over each of the Properties and the Improvements thereon a certificate of occupancy or its equivalent and zoning permit or equivalent evidence that the existing use of such Property and the existing buildings and structures constituting the Improvements thereon are in compliance with all applicable zoning Laws and that the existing uses of such Property and the Improvements may continue; and (iii) to the extent available in any jurisdiction in which the

Property is located, Purchaser's title insurance policy shall contain a zoning endorsement which is reasonably satisfactory to Purchaser.

         10.09 All Necessary Documents. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto, shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and Purchaser shall have received copies of such documents as Purchaser and its counsel may reasonably request in connection with said transactions, including those documents to be delivered pursuant to Section 4.02 hereof.

         Purchaser shall have the right to waive any of the foregoing conditions precedent, except for the condition set forth in Section 10.06 hereof.

                                   ARTICLE XI

                   CONDITIONS TO CLOSING APPLICABLE TO SELLER

         The obligations of Seller hereunder (including the obligation of Seller to close the transactions herein contemplated) are subject to the following conditions precedent:

         11.01 No Termination. Neither Purchaser nor Seller shall have terminated this Agreement pursuant to Section 12.01 hereof.

         11.02 Bring-Down of Purchaser Warranties. All warranties and representations made by Purchaser herein to the Seller shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and Purchaser shall have performed and complied in all material respects (except for the payment of money which shall be absolute) with all agreements, covenants and conditions on its part required to be performed or complied with on or prior to the

Closing Date, and at the Closing, Seller shall have received a certificate executed by the President or any Vice President of Purchaser to the foregoing effect.

         11.03 Pending Actions. No investigation, action, suit or proceeding by any Governmental Authority and no action, suit or proceeding by any other Person shall be pending on the Closing Date which challenges this Agreement and seeks to modify, prohibit or enjoin the consummation of the transactions contemplated hereby.

         11.04 HSR Act. The waiting period applicable to the consummation of the transactions contemplated hereunder required pursuant to the HSR Act shall have expired.

         11.05 All Necessary Documents. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Seller and its counsel, and Seller and its counsel shall have received copies of such documents as it and its counsel may reasonably request in connection with said transactions, including those documents to be delivered pursuant to Section 4.03 hereof.

         Seller shall have the right to waive any of the foregoing conditions precedent, except for the condition set forth in Section 11.04 hereof.

                                  ARTICLE XII

                                   TERMINATION

         12.01 Termination. This Agreement may be terminated at any time prior to the Closing as follows, and in no other manner:


         (a)      by mutual consent of Purchaser and Seller;

         (b) by Purchaser or by Seller, if at or before the Closing any conditions set forth herein for the benefit of the Purchaser or Seller, respectively, shall not have been timely met in all material respects or cannot be timely met in all material respects; provided, the party seeking to terminate is not in material breach of or material default under this Agreement;

         (c) by Purchaser or by the Seller if the Closing of the transactions contemplated by this Agreement shall not have occurred on or before September 15, 2002, or such later date as may have been agreed upon in writing by the parties hereto; provided, the party seeking to terminate is not in material breach of or material default under this Agreement; or

         (d) by Purchaser or by Seller if any representation or warranty made herein for the benefit of Purchaser or Seller, respectively, or in any certificate, schedule or documents furnished to Seller or Purchaser, respectively, pursuant to this Agreement is untrue in any material respect, or if Purchaser or Seller, respectively, shall have defaulted in any material respect in the performance of any material obligation under this Agreement.

         12.02    No Limitation on Remedies. Any termination pursuant to this
Article XII shall not limit or restrict the rights or other remedies of any party hereto.

                                  ARTICLE XIII

                                 INDEMNIFICATION

         13.01 Seller Indemnification. The Seller agrees to indemnify and hold the Purchaser, its subsidiaries and Affiliates, and each of their officers, directors, successors and assigns, harmless against any loss, damage or expense (including reasonable attorneys' fees), which may arise out of or be in respect of (a) any breach of any of the covenants or agreements made by the Seller in this Agreement; (b) any inaccuracy or misrepresentation in or breach of, or alleged inaccuracy or misrepresentation in or breach of, any of the warranties or representations made by Seller in this Agreement, any exhibit, the Disclosure Schedule, Financial Statements, Closing Balance Sheet or any other certificate, document, instrument or affidavit furnished by the Seller in accordance with the provisions of this Agreement, and (c) any and all Non-Assumed Liabilities.

         13.02 Limitation. The Purchaser's right to indemnification pursuant to Section 13.01 of this Agreement is subject to the following limitations:

         (a) Subject to Section 13.02(d), the Purchaser shall not be entitled to assert any right of indemnification pursuant to Section 13.01 for any loss, damage or expense for which the Purchaser has not delivered notice of the factual basis giving rise to such loss, damage or expense on or before the date eighteen months after the Closing Date, except that (i) any indemnification claim arising from the breach of any of the representations and warranties set forth in Section 8.16 may be asserted so long as the Purchaser has provided such notice prior to the expiration of the statute of limitations applicable to such claim, and (ii) any indemnification claim arising from the breach of any of the representations and warranties set forth in Section 8.18 may be asserted so long as the Purchaser has provided such notice prior to the third anniversary of the Closing Date.

         (b) Subject to Section 13.02(d), no indemnification claim may be made against Seller for indemnification pursuant to Section 13.01 with respect to any liability or damage, unless the aggregate of all such liabilities and damages under Section 13.01 shall exceed $500,000 ("Threshold"), and then Seller shall only be required to pay or be liable for the excess over the Threshold.

         (c) Subject to Section 13.02(d), the Seller's maximum liability to Purchaser pursuant to Section 13.01 shall be equal to $13,000,000.

         (d) The limitations set forth in subsections (a), (b) and (c) of this Section 13.02 shall not in any way be deemed to limit the Seller's obligation for indemnification under subsections

(a) or (c) of Section 13.01 or its liability under subsection (b) for any indemnification claim arising from the breach or alleged breach of any of the representations and warranties set forth in Section 8.01, 8.02, 8.04, 8.09(c) or
8.10. In addition, the limitations set forth in Section 13.02(b) shall not in any way be deemed to limit the Seller's liability for any indemnification claim arising from the breach of any of the representations and warranties set forth in Section 8.20(b) or 8.20(c).

         (e)

                  (i)      The limitations set forth in subsections (a), (b) and
         (c) of this Section 13.02 shall not in any way be deemed to limit the Seller's obligation for indemnification for any loss, damage or expense arising under this Article XIII and relating to the release of No. 6 fuel oil from, or the proper abandonment or closure of, the 10,000-gallon underground storage tank (commonly referred to as "Tank 3") at the Property located in Tacoma, Washington (the "Tacoma Tank Matter"). Subject to Section 13.02(i), Seller covenants to conduct all work related to the Tacoma Tank Matter required by Environmental Law.

                  (ii) Seller further covenants to sample for possible contamination or release from the 18,800 gallon heating oil underground storage tank at the mill Property located in Cedartown, Georgia ("Cedartown Tank") as described in the scope of work from ATC Associates, Inc. dated July 19, 2002. If a release is determined to have occurred from the Cedartown Tank, then the limitations set forth in subsections (a), (b) and (c) of this Section 13.02 shall not in any way be deemed to limit the Seller's obligation for indemnification for any loss, damage or expense arising under this Article XIII and relating to the Cedartown Tank matter. Furthermore, if a release is determined to have occurred from the Cedartown Tank, then subject to Section 13.02(i), Seller covenants to conduct all work related to the Cedartown Tank required by Environmental Law.

                  (iii) Seller's indemnification obligation with respect to all losses, damages or expenses arising under this Article XIII and relating to Environmental Laws or Hazardous Substances (collectively, "Indemnified Environmental Losses"), other than the Tacoma Tank Matter or, if a release is determined to have occurred (as described in Section 13.02(e)(ii)), the Cedartown Tank Matter, shall be subject to each of the limitations set forth in subsections (a), (b) and (c) of this Section 13.02; except that, Purchaser shall be entitled to assert a right of indemnification for Indemnified Environmental Losses arising from (y) the Tacoma Fill Matter (as defined in Schedule 3.06) so long as Purchaser has provided notice of the factual basis giving rise to such Indemnified Environmental Losses on or before the later of (A) the date that Purchaser or one of its Affiliates ceases to own the Property in Tacoma, Washington or (B) the third anniversary of the Closing Date, and (z) the Cedartown Mill Legacy Matter (as defined in Schedule 3.06) so long as Purchaser has provided notice of the factual basis giving rise to such Indemnified Environmental Losses on or before the later of
         (A) the date that Purchaser or one of its Affiliates ceases to own the mill Property in Cedartown, Georgia or (B) the third anniversary of the Closing Date. Except as provided in Section 17.04 below, Seller shall have no obligation under this Agreement to indemnify any Person other than Purchaser or its Affiliates, including, without limitation, any lessee or subsequent owner of any Property.

         (f) For the purposes of this Article XIII, in computing such individual or aggregate amounts of claims, the amount of each claim shall be deemed to be an amount net of any insurance proceeds and any indemnity, contribution or other similar payment recoverable by Purchaser or any Affiliate from any third party with respect thereto.

         (g) Purchaser hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the Assumption Agreement shall be pursuant to the indemnification provisions set forth in this Article XIII. In furtherance of the foregoing, Purchaser hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against Seller arising under or based upon any federal, state, provincial or local Law (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise) or Environmental Laws, including, but not limited to, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, to the extent any such claim allows for recovery beyond that provided for in this Agreement.

         (h) Except as set forth in this Agreement, Seller is not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Purchaser, after the consummation of the purchase and sale of the Business and the Purchased Assets contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

         (i) Seller shall have no liability under any provision of this Agreement for any liabilities and damages, including costs for environmental investigation or remediation, to the extent that such liabilities and damages are attributable to actions taken or not taken by Purchaser or its Affiliates after the Closing Date. Purchaser shall take commercially reasonable steps to mitigate all such liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to such liabilities and damages. If Seller is required under this Article XIII to indemnify Purchaser for any environmental investigation or remediation, Seller shall only be required to indemnify Purchaser to the extent that investigation or remediation of Hazardous Substances is required by a Governmental Authority pursuant to an applicable Environmental Law. The remediation standard required under this Agreement shall be the least stringent levels established under applicable Environmental Law and acceptable to all Governmental Authorities with jurisdiction that are applied to facilities operated consistent with the type of operations taking place at the relevant Purchased Asset at the time of Closing. Purchaser agrees that it shall accept engineering controls or institutional controls, including, if appropriate, deed restrictions or limitations on the drilling and use of wells or the use of the Purchased Assets to use consistent with the type of operations taking place at the relevant Purchased Asset at the time of Closing, as an acceptable means of such environmental remediation to the extent such controls are (x) necessary to complete a remediation to the least stringent standards, (y) permitted under applicable Environmental Law and (z) acceptable to all Governmental Authorities with jurisdiction; provided that such engineering or institutional controls do not result in any material loss, cost, expense, loss of production or profits, loss of value, interference with operations (whether existing or planned) of Purchaser or the Purchased Assets (or any of them). If the costs of an investigation or remediation at any of the Properties that is subject to an indemnity by Seller hereunder are increased due to an act or omission (after Closing) by a Person other than Seller or one of its Affiliates, Seller shall not be responsible for any such increase in costs incurred.

         (j) Seller shall have no indemnification obligations with respect to any Indemnified Environmental Losses to the extent resulting from any voluntary investigation or remediation by Purchaser (or its consultants, agents, representatives or other third parties acting with the permission or authorization of Purchaser) at any of the Properties; provided, however, that the limitation contained in this Section 13.02(j) shall not apply to Indemnified Environmental Losses which (1) result from the discovery by Purchaser (or its consultants, agents, representatives or other third parties acting with the permission or authorization of Purchaser) of Hazardous Substances in the course of activities conducted for the purpose of any renovation or expansion of a Facility; (2) result from the discovery of Hazardous Substances in the course of any commercially reasonable "Phase II" investigation conducted or authorized by Purchaser (or its consultants, agents, representatives or other third parties acting with the permission or authorization of Purchaser) in order to sell such Properties; or (3) result from work conducted by Purchaser (or its consultants, agents, representatives or other third parties acting with the permission or authorization of Purchaser) in preparing a Baseline Environmental Assessment, as defined in the Michigan Natural Resources and Environmental Protection Act ("BEA"), or participating in a similar codified state or federal prospective purchaser liability protection program. "Commercially reasonable" for purposes of this Section 13.02(j) shall be determined from the perspective of a reasonably prudent person acting to determine whether a recognized environmental concern (as defined by ASTM Standard E 1527-00) has resulted in a release of Hazardous Substances from, in, on or under the Properties that requires notification, investigation, or remediation pursuant to Environmental Law. Further, Seller shall have no indemnification obligations with respect to any Environmental Losses resulting from any disclosure, report or other communication (whether oral or written) from the Purchaser (or its agents) to any Governmental Authority or other third party ("Notification"), unless Purchaser (or its consultants, agents, representatives or other third parties acting with the permission or authorization of Purchaser) reasonably determines such Notification was required by Environmental Law at the time it was made or was made by Purchaser (or its consultants, agents, representatives or other third parties acting with the permission or authorization of Purchaser) in preparing a BEA or participating in similar codified state or federal prospective purchaser liability protection program. In the event that Purchaser (or its consultants, agents, representatives or other third parties acting with the permission or authorization of Purchaser) determines that such Notification is permitted under this Agreement, Purchaser will first notify Seller of its intention to provide such Notification and allow Seller a reasonable opportunity under the circumstances to determine if it concurs that Notification is required under Environmental Law; provided that, failure of Purchaser to provide such notice to Seller shall not relieve Seller of any indemnification obligation under this Agreement except to the extent Seller is materially prejudiced by Purchaser's failure to give notice to Seller.

         13.03 Purchaser Indemnification. The Purchaser agrees to indemnify and hold the Seller, its subsidiaries and Affiliates, and each of their officers, directors, successors and assigns, harmless against any loss, damage or expense (including reasonable attorneys' fees), which may arise out of or be in respect of (a) any material breach or material violation of this Agreement by the Purchaser, (b) any material inaccuracy or misrepresentation in or material breach of any of the warranties, representations, covenants or agreements made by the Purchaser in this Agreement (c) any material inaccuracy or misrepresentation in any certificate, document, instrument or affidavit furnished by the Purchaser in accordance with the provisions of this Agreement, and (d) any and all Assumed Liabilities.

         13.04 Indemnification Notice. Promptly upon obtaining knowledge of any claim, event, statements of facts or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder (including in the case of a claim pursuant to Section 13.01 any claim which is not payable due to the limitations set forth in Section 13.02(b) hereof), any party seeking indemnification under this Article XIII (an "Indemnified Party") shall give written notice of such claim or demand ("Notice of Claim") to the party from which indemnification is sought (an "Indemnifying Party"), setting forth the amount of the claim. The Indemnified Party shall furnish to the Indemnifying Party, in reasonable detail, such information as it may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of any Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have adversely affected the Indemnifying Party's ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which the Indemnified Party is entitled to indemnification hereunder.

         13.05    Indemnification Procedure.

         (a) If the claim or demand set forth in the Notice of Claim given by the Indemnified Party pursuant to Section 13.04 of this Agreement is a claim or demand asserted by a third party, the Indemnifying Party shall have fifteen
(15) days after the Date of the Notice of Claim to notify the Indemnified Party in writing of its election to defend such third party claim or demand on behalf of the Indemnified Party; provided, however, that the Indemnifying Party shall not have a right to assume the defense of any such claim unless (i) it shall provide the Indemnified Party with a written acknowledgement of its obligations to indemnify the Indemnified

Party hereunder, and (ii) if the Indemnifying Party is a party to the proceeding, the Indemnified Party has not determined in good faith that joint representation would be inappropriate. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Indemnifying Party in the defense of, such third party claim or demand, and so long as the Indemnifying Party is defending such third party claim or demand in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand, at its own expense. If the Indemnifying Party does not elect to defend such third party claim or demand, or does not defend such third party claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party's expense, to defend such third party claim or demand; provided, however, that (i) the Indemnified Party shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; and (ii) the Indemnified Party's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Indemnifying Party under the agreements of indemnification set forth in this Article XIII. If the Indemnifying Party assumes the defense of a proceeding, (x) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's consent unless (i) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (y) the Indemnified Party shall have no liability with respect to any compromise or settlement of such claims effected without its consent.

         (b) Except for third party claims being defended in good faith, the Indemnifying Party shall satisfy its obligations hereunder in cash within thirty (30) days after the Date of Notice of Claim.

         (c) The term "Date of the Notice of Claim" as used in this Article XIII shall mean the date the Notice of Claim is deemed delivered pursuant to
Section 17.12 hereof.

         (d) Claims involving environmental investigation or remediation that are subject to indemnification pursuant to this Agreement ("Post-Closing Environmental Work") shall be handled in accordance with the following procedures as well as those described in Section 13.05(a) through (c).

         (i) Seller must notify Purchaser within fifteen (15) days of receipt of notice of Purchaser's claim for indemnification of such matter, that
(i) Seller intends to undertake said responsibility, or (ii) more information is needed from Purchaser before Seller can reasonably determine that Purchaser's claim is subject to indemnification pursuant to this Agreement. Purchaser shall promptly respond to such requests for information and, within fifteen (15) days of receipt of such information, Seller shall notify Purchaser as to whether it shall undertake the Post-Closing Environmental Work. Prior to a determination by Seller that it will undertake the claimed Post-Closing Environmental Work pursuant to this Section 13.05(d), Purchaser shall take only those actions necessary to comply with applicable Environmental Laws and the requirements of Governmental Authorities or to address conditions that pose an imminent and substantial endangerment to the environment or human health.

         (ii) Upon having notified Purchaser that it intends to undertake the Post-Closing Environmental Work, Seller shall have the right to control the management of any Post-Closing Environmental Work, as provided herein. Seller shall comply with all applicable Environmental Laws with respect to its performance pursuant to this Section 13.05(d). At Purchaser's request, Seller shall (i) promptly provide copies to Purchaser of all notices, correspondence, draft reports, laboratory analyses, submissions, work plans, and final reports, and (ii) give Purchaser a reasonable opportunity (at Purchaser's own expense) to comment on any submissions Seller intends to deliver or submit to the appropriate Governmental Authority prior to said submissions. Seller shall use commercially reasonable efforts to address Purchaser's commercially reasonable concerns regarding the time, place and manner in which such Post-Closing Environmental Work is to be performed. Seller shall provide Purchaser with advance written notice of any proposed material meeting with Governmental Authorities (provided that failure to do so shall not result in a claim of breach of this covenant to provide advance notice unless Purchaser has been materially prejudiced), and Purchaser shall have the right, but not the obligation, to attend and participate in all meetings between Seller and any Governmental Authority regarding the Post-Closing Environmental Work; provided Purchaser shall not contest or object before any Governmental Authority to those Seller decisions regarding any Post-Closing Work for which Seller has provided Purchaser with advance notice unless Purchaser first raises such objections with Seller and provides Seller a reasonable opportunity to address Purchaser's objections.

         (iii) Seller shall undertake any work required herein in a manner designed to minimize any interference with the reasonable use and enjoyment of any Property, and to minimize disruption to the conduct of operations at the Property. Purchaser shall not take any actions that shall unreasonably interfere with Seller's performance of the Post-Closing Environmental Work, or make the same significantly more expensive; provided, however, that in no case shall Purchaser's operations in the normal and ordinary course of conducting its business be considered an unreasonable interference with Seller's performance of the Post-Closing Environmental Work.

         (iv) Purchaser hereby grants Seller reasonable access to any Property as necessary to perform the Post-Closing Environmental Work. Purchaser shall cooperate with Seller in the performance of the Post-Closing Environmental Work, including, but not limited to, providing Seller with access to employees and documents as necessary; provided that such cooperation does not require Purchaser to incur any material out-of-pocket expenses. Seller shall provide Purchaser with a minimum of five (5) Business Days' advance notice and a written description in reasonable detail of the nature and scope of the work to be conducted prior to commencing performance of any Post-Closing Environmental Work. Any work in connection with the inside structures of any Properties, or on other portions of the Properties used for ongoing operations, shall take place only after having received Purchaser's prior approval as to time, manner and place, which such approval shall not be unreasonably conditioned, delayed or withheld.

         (v) If Seller declines or otherwise fails within the timeframe provided herein to undertake the performance of an investigation or remediation hereunder, Purchaser shall have the right to control the management of any such actions and shall comply with all applicable Environmental Laws with respect to its performance pursuant to this Section 13.05. Purchaser shall notify Seller of the material facts as then known to Purchaser prior to investigating or remediating Hazardous Substances pursuant to this Section 13.05(d); provided, however, that

Purchaser's failure to provide such notice shall not relieve Seller of any indemnification obligation hereunder except to the extent Seller is materially prejudiced by Purchaser's failure to give notice. At Seller's request Purchaser shall (x) provide Seller with advance written notice of any proposed material meeting with Governmental Authorities, (y) provide copies to Seller of all notices, correspondence, draft reports, submissions, work plans, and final reports, and (z) give Seller a reasonable opportunity (at Seller's own expense) to comment on any submissions Purchaser intends to deliver or submit to the appropriate Governmental Authority prior to said submissions; provided that failure of Purchaser to provide the advance written notice provided in (x) shall not relieve Seller of any indemnification obligation under this Agreement except to the extent Seller is materially prejudiced by Purchaser's failure to do so. Purchaser shall respond to any commercially reasonable comments by or requests from Seller for information regarding an indemnified claim within a reasonable time.

         (vi) If Seller undertakes performance of the Post-Closing Environmental Work, Seller shall promptly repair at its sole expense any and all damage caused in connection with the performance of the Post-Closing Environmental Work, reasonable wear and tear excepted. If Seller undertakes performance of the Post-Closing Environmental Work, Seller shall indemnify, defend and hold harmless Purchaser against any and all claims, costs or liabilities arising out of Seller's performance of the Post-Closing Environmental Work.

         13.06 Effect of Indemnity Payments. The parties agree to treat all payments made under the indemnity provisions of Article XIII of this Agreement as adjustments to the Purchase Price for Tax purposes and that such agreed treatment shall govern for purposes hereof.

         13.07 Other Agreements. Notwithstanding anything to the contrary set forth herein, this Article XIII, and any limitations set forth herein, shall not be applicable to the breach of any


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
representation, warranty or covenant set forth in the Supply Agreements, the Transition Services Agreement, or the Greif Bros. Agreement.

                                  ARTICLE XIV

                                 CONFIDENTIALITY

         14.01 Confidentiality of Materials. The parties hereto agree with respect to all technical, commercial and other information that is furnished or disclosed by another party, including, but not limited to, information regarding such party's (and its subsidiaries' and affiliates') organization, personnel, business activities, customers, policies, assets, finances, costs, sales, revenues, technology, rights, obligations, liabilities and strategies ("Information"), that, unless and until the transaction contemplated by this Agreement shall have been consummated, (a) such Information is confidential and/or proprietary to the furnishing/disclosing party and entitled to and shall receive treatment as such by the receiving party; (b) the receiving party will hold in confidence and not disclose nor use (except in respect of the transactions contemplated by this Agreement or as may be required by Law) any such Information, treating such Information with the same degree of care and confidentiality as it accords its own confidential and proprietary Information; provided, however, that the receiving party shall not have any restrictive obligation with respect to any Information which (i) is contained in a printed publication available to the general public, (ii) is or becomes publicly known through no wrongful act or omission of the receiving party, or (iii) is known by the receiving party without any proprietary restrictions by the furnishing/disclosing party at the time of receipt of such Information; and (c) all such Information furnished to either party by the other, unless otherwise specified in writing, shall remain the property of the furnishing/disclosing party and, in the event this Agreement is terminated, shall be returned to it, together with any and all copies made thereof, upon request for such return by it (except for documents submitted to a governmental agency with the consent of the furnishing/disclosing party or upon subpoena and which cannot be retrieved with reasonable effort) and in the case of (i) oral information furnished to any party by the other which shall have been reduced to writing by the receiving party and (ii) all internal documents of any party describing, analyzing or otherwise containing Information furnished by the other party, all such writings and documents shall be destroyed, upon request, in the event this Agreement is terminated, and each party shall confirm in writing to the other compliance with any such request.

         14.02 Remedy. Each party hereto acknowledges that the remedy at law for any breach by either party of its obligations under Section 14.01 of this Agreement is inadequate and that the other party shall be entitled to equitable remedies, including an injunction, in the event of breach by any other party.

                                   ARTICLE XV

                                EMPLOYEE MATTERS

         15.01 Obligation to Offer Employment. Effective on the Closing Date, subject to the terms and conditions set forth in the Transition Services Agreement, Purchaser agrees to offer employment to all of the salaried and non-union hourly personnel then employed by the Seller at any of the Facilities or primarily in connection with the Business, other than those employees designated by Seller in Section 15.01 of the Disclosure Schedule and any such employees on leave of absence or layoff as of the Closing Date (the "Non-Union Employees"), at a comparable job and at a comparable rate of pay (or in the case of those employees with employment agreements, Purchaser shall assume such agreements) and agrees to offer employment to all of Seller's unionized hourly personnel currently employed at any of the Facilities (the "Hourly

Employees") subject to the terms and conditions of the collective bargaining agreement applicable to such employees. Those Non-Union Employees and Hourly Employees who accept employment positions offered by Purchaser and are hired by Purchaser are referred to herein as the "Transferring Employees." Except for the Assumed Liabilities or as is specifically set forth in this Article XV, the Purchaser shall have no liability for any claim of any employee of the Seller based on events occurring on or before the Closing Date.

         15.02 Seller's Reliance. Purchaser understands and acknowledges that Seller is relying on Purchaser's agreement to offer employment to all of the Non-Union Employees and Hourly Employees as of the Closing Date. In that regard, Purchaser retains sole responsibility for any obligations or liabilities to the Transferring Employees under the Worker Adjustment and Retraining Notification Act, Pub. Law 100-379, 102 Stat. 890 (1988) and other similar applicable Laws, and agrees to hold Seller harmless from same and from any and all liabilities relating to claims for severance benefits by any Transferring Employee arising out of such Transferring Employee's termination by Purchaser after the Closing Date. Purchaser's indemnification of Seller in this regard specifically includes, but not by way of limitation, any claim by any such Transferring Employee for back pay, front pay, benefits or compensatory or punitive damages, any claim by any governmental unit for penalties regarding any issue of prior notification (or any lack thereof) of any plant closing or mass layoff, as well as Seller's defense costs, including attorneys' fees, in defending any such claim.

         15.03 Health Care. Seller shall be responsible for health care continuation coverage of any former employees of the Business and their qualified dependents who, as of the Closing, are receiving continuation of health care coverage as required by the Consolidated Omnibus Reconciliation Act of 1985 and any comparable Canadian Law (collectively, "COBRA") under


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
affected welfare plans of Seller. After the Closing Date, Seller shall extend to all employees of the Business the option of continuing health care coverage under Seller's welfare plans if, and to the extent, required by COBRA. Purchaser shall be responsible for providing health care continuation coverage as required by COBRA to any Transferring Employees who are terminated by Purchaser after the Closing Date.

         15.04 Past Service and Vacations. Transferring Employees will receive credit for Past Service (as hereinafter defined) in determining vacation and severance entitlement under Purchaser's applicable vacation and severance policies. "Past Service" means service (i) as an employee of Seller or Seller's subsidiaries or parent corporation and (ii) as an employee of predecessor companies prior to the acquisition of the Business by Seller, but only to the extent that such service is continuous through the Closing Date. Purchaser agrees to assume as of the Closing, Seller's liability for accrued vacation and sick pay to the extent reflected on the Closing Balance Sheet.

         15.05 Participation in Purchaser's Plans. Subject to the terms and conditions set forth in the Transition Services Agreement, (a) Transferring Employees in the United States shall be eligible for participation in any health coverage, insurance, retirement and other benefit plans or arrangements (including all "employee benefit plans," as defined by Section 3(3) of ERISA) for which similarly situated employees of Purchaser are eligible, and (b) Transferring Employees in other jurisdictions shall be eligible for participation in such health coverage, insurance, retirement and other benefit plans or arrangements as Purchaser may elect to establish for them. Purchaser will give credit for Past Service for purposes of (i) determining eligibility for participation in the above referenced plans or arrangements, (ii) determining the duration and amount, if any, of short-term disability benefits due, and (iii) vesting under any retirement plans covering the Transferring Employees. Transferring Employees will also receive credit toward any deductible under Purchaser's medical plans for expenses incurred under Seller's corresponding plans. Purchaser will waive any pre-existing condition restrictions under Purchaser's welfare plans with respect to Transferring Employees.

         15.06 Welfare Plans. Purchaser assumes no obligations under Seller's medical and other welfare plans. Claims for expenses incurred by employees of the Business or their dependents prior to the Closing Date shall be covered under Seller's welfare plans. The amount and type of benefits payable in any case shall be determined in accordance with the terms of the applicable welfare plan.

         15.07 No Third Party Beneficiaries. Except as otherwise expressly provided for in this Agreement, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any Person, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

         15.08 401(k) Plan Rollovers. Purchaser agrees that Purchaser's 401(k) plan will accept rollovers, in accordance with applicable Law, in the form of cash and any outstanding loan (provided that such loan is in good standing as of the date of the rollover) from Seller's 401(k) plan on behalf of each Transferring Employee who directs that a rollover be made.

                                  ARTICLE XVI

                          CERTAIN OTHER UNDERSTANDINGS

         16.01    Post Closing Access to Records and Records Retention.16.02

         (a) Each party agrees to provide the other with access to all relevant documents and other information which may be needed by such other party for purposes of preparing Tax returns or responding to an audit by any Governmental Authority or for any other reasonable


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
purpose. Such access will be during normal business hours and not unreasonably interfere with the business or operations of the other party.

         (b) Without limiting Section 16.01(a) above, in order to facilitate the resolution of any claims made by or against or incurred by Seller after the Closing, upon reasonable notice and during normal business hours, Purchaser shall, after the Closing: (i) afford the officers, employees and authorized agents and representatives of the Seller reasonable access, during normal business hours, to the offices, properties, books and records of Purchaser with respect to the Business, (ii) furnish to the officers, employees and authorized agents and representatives of Seller such additional financial and other information regarding the Business as it existed prior to the Closing Date as Seller may from time to time reasonably request and (iii) at Seller's expense, make available to Seller, the employees of Purchaser whose assistance, testimony or presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of Purchaser and Purchaser shall not be required to furnish any confidential materials to Seller.

         (c) The Purchaser agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any records relating to the period prior to its acquisition of the Purchased Assets.

         16.03 Consents Not Obtained at Closing. The Seller agrees to attempt diligently to obtain any necessary consents which may be required to effect the assignment to the Purchaser of the contract obligations transferred to the Purchaser under this Agreement and the Purchaser will diligently cooperate with the Seller in obtaining the same, and will take such steps as reasonably requested by the Seller with respect thereto. In such cases where such consents have not been obtained by the Closing Date and the Purchaser determines to waive the closing condition set forth in Section 10.05 with respect thereto, this Agreement, to the extent permitted by Law, shall constitute an equitable assignment by the Seller to the Purchaser of all of the Sellers rights, benefits, title and interest in and to the assigned contracts and commitments, and the Purchaser shall be deemed to be the Seller's agent for the purpose of completing, fulfilling and discharging all of the Seller's rights and liabilities arising after the Closing Date under such assigned contracts and commitments, and the Seller shall take all necessary steps and actions to provide the Purchaser with the benefits of such contracts and commitments.

         16.04 Bulk Sale Waiver and Indemnity. The parties hereto acknowledge and agree that no filings with respect to any bulk sales or similar Laws have been made, nor are they intended to be made, nor are such filings a condition precedent to the Closing.

         16.05 Removal of Trademarks, Etc. As promptly as practicable after the Closing, and in no event later than sixty (60) days after the Closing Date, Purchaser agrees not to use and to delete, remove or otherwise obliterate from the Purchased Assets all trade names and trademarks of Seller, including, but not limited to, references to "Jefferson Smurfit" and "Smurfit-Stone" and derivatives thereof, including all logos.

         16.06 Remittance of Collections. As set forth in, and subject to the terms and conditions of, the Transition Services Agreement, after the Closing, Seller shall remit to Purchaser all receivables of the Business that Seller collects and that are not Excluded Receivables, and Purchaser shall remit to Seller all Excluded Receivables that Purchaser collects.

                                  ARTICLE XVII

                                  MISCELLANEOUS

         17.01 Cost and Expenses. Except as otherwise provided herein, Purchaser will pay its own costs and expenses (including attorneys' fees, accountants' fees and other professional fees


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
and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the purchase of the Purchased Assets and the other transactions contemplated by this Agreement (except as otherwise specifically provided for herein); and the Seller will pay its own costs and expenses (including attorneys' fees, accountants' fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the sale of the Purchased Assets and the other transactions contemplated by this Agreement (except as otherwise specifically provided for herein).

         17.02 Entire Agreement. The Disclosure Schedule and the Exhibits referenced in this Agreement are incorporated into this Agreement and together contain the entire agreement between the parties hereto with respect to the transactions contemplated hereunder, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

         17.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

         17.04 Assignment, Successors and Assigns. The respective rights and obligations of the parties hereto shall not be assignable without the prior written consent of the other parties; provided, however, that the Purchaser may assign all or part of its rights under this Agreement and delegate all or part of its obligations under this Agreement to one or more corporations who are Affiliates, in which event all the rights and powers of the Purchaser and remedies available to it under this Agreement shall extend to and be enforceable by each such Affiliate. Any such assignment and delegation shall not release the Purchaser from its obligations under this Agreement, and further the Purchaser guarantees to the Seller the performance by each such Affiliate of its obligations under this Agreement. In the event of any such assignment and delegation the term "Purchaser" as used in this Agreement shall be deemed to refer to each such Affiliate of the Purchaser where reference is made to actions taken or to be taken with respect to the acquisition of the business or Purchased Assets, and shall be deemed to include both the Purchaser and each such Affiliate where appropriate. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

         17.05 Savings Clause. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

         17.06 Headings. The captions of the various Articles and Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

         17.07 Risk of Loss. Risk of loss, damage or destruction to the Purchased Assets shall be upon the Seller until the Closing, and shall thereafter be upon the Purchaser.

         17.08 Governing Law. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of North Carolina, excluding the "conflict of laws" rules thereof.

         17.09 Press Releases. Pending Closing, all notices to third parties and all other publicity relating to the transactions contemplated by this Agreement shall be jointly planned, coordinated,


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
and agreed to by the Purchaser and the Seller, except to the extent disclosures are required by Law.

         17.10 U.S. Dollars. All amounts expressed in this Agreement and all payments required by this Agreement are in United States dollars.

         17.11 Survival. All representations and warranties made by any party in this Agreement shall be deemed made for the purpose of inducing the other party to enter into this Agreement and shall survive the Closing, subject to
Section 13.02(a) hereof.

         17.12    Notices.

         (a) all notices, requests, demand and other communications under this Agreement shall be in writing and delivered in person, or sent by facsimile or sent by certified mail, postage prepaid, and properly addressed as follows:

                  To The Seller:

                  Jefferson Smurfit Corporation (U.S.)
                  8182 Maryland Avenue
                  Clayton, Missouri  63105
                  Fax:     (314) 746-1193
                  Attention:  F. Scott Macfarlane

                  With Copy To:

                  Jefferson Smurfit Corporation (U.S.)
                  8182 Maryland Avenue
                  Clayton, Missouri  63105
                  Fax:     (314) 746-1184
                  Attention:  E. Timothy Holstein

                  To The Purchaser:

                  Caraustar Industries, Inc.
                  3100 Washington Street
                  Austell, Georgia  30001
                  Fax:  (770) 732-3429
                  Attention:  H. Lee Thrash, III


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

                  With Copy To:

                  Robinson, Bradshaw & Hinson, P.A.
                  101 North Tryon Street, Suite 1900
                  Charlotte, North Carolina  28246
                  Fax:  (704) 378-4000
                  Attention:  S. Graham Robinson

         (b) Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

         (c) All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 17.12 if delivered personally or by air courier, shall be effective upon delivery; if sent by facsimile, shall be effective upon receipt of proof of transmission and if delivered by mail, shall be effective on the third Business Day after deposit in the United States mail, postage prepaid.

                         [Signatures on following page.]





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

         IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement the day and year first above written.

                              JEFFERSON SMURFIT CORPORATION (U.S.)

                              By:      /s/  Thomas A. Pagano
                                       ----------------------------------------
                              Name:    Thomas A. Pagano
                                       ----------------------------------------
                              Title:   Vice President
                                       ----------------------------------------



                              CARAUSTAR INDUSTRIES, INC.

                              By:      /s/  H. Lee Thrash, III
                                       ----------------------------------------
                              Name:    H. Lee Thrash, III
                                       ----------------------------------------
                              Title:   Vice President Planning/Development and
                                       ----------------------------------------
                                       Chief Financial Officer

                                    EXHIBITS

EXHIBIT                               DESCRIPTION             SECTION REFERENCE
-------                               -----------             -----------------
  A          List of Facilities                                 Recital A
  B          [Reserved]
  C          [Reserved]
  D-1        Core Supply Agreement                              4.02(e)
  D-2        Uncoated Recycled Boxboard Supply Agreement        4.02(e)
  D-3        Recovered Fiber Supply Agreement                   4.02(e)
  D-4        Side Trim Supply Agreement                         4.02(e)
  D-5        Supply and Public Warehouse Agreements (Tyco)      4.02(e)
  E          Transition Services Agreement                      4.02(f)
  F          Greif Bros. Agreement                              4.02(g)
  G          Assumption Agreement                               4.03(g)


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